Exhibit 10.1

EXECUTION VERSION

$1,500,000,000

FIVE-YEAR CREDIT AGREEMENT

dated as of

August 26, 2011

among

LOCKHEED MARTIN CORPORATION,

The LENDERS Listed Herein,

JPMORGAN CHASE BANK, N.A.

as Syndication Agent

CITIBANK, N.A.,

THE ROYAL BANK OF SCOTLAND PLC and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Documentation Agents,

and

BANK OF AMERICA, N.A.,

as Administrative Agent

J.P. MORGAN SECURITIES LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

CITIGROUP GLOBAL MARKETS INC.,

RBS SECURITIES INC. and

WELLS FARGO SECURITIES, LLC

Joint Lead Arrangers and Bookrunners

SCHEDULES AND EXHIBITS

SCHEDULE I	–	Commitment Schedule
SCHEDULE II	–	Pricing Schedule

Exhibit A	–	Notice of Committed Borrowing
Exhibit B	–	Notice of Swing Line Borrowing
Exhibit C	–	Competitive Bid Quote Request
Exhibit D	–	Invitation for Competitive Bid Quotes
Exhibit E	–	Competitive Bid Quote
Exhibit F	–	Notice of Competitive Bid Borrowing
Exhibit G	–	Notice of Conversion/Continuation
Exhibit H-1	–	Form of Committed Note
Exhibit H-2	–	Form of Competitive Bid Note
Exhibit I	–	Compliance Certificate
Exhibit J	–	Assignment and Assumption Agreement
Exhibit K	–	Designation Agreement
Exhibit L	–	Form of Extension Agreement

FIVE-YEAR CREDIT AGREEMENT

AGREEMENT dated as of August 26, 2011 among LOCKHEED MARTIN CORPORATION, the LENDERS listed on the signature pages hereof, JPMORGAN CHASE BANK, as Syndication Agent, CITIBANK, N.A., THE ROYAL BANK OF SCOTLAND PLC and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Documentation Agents, and BANK OF AMERICA, N.A., as Administrative Agent.

NOW, THEREFORE, the undersigned parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. The following terms, as used herein and in any Exhibit or Schedule hereto, have the following meanings:

“Additional Lender” has the meaning set forth in Section 2.19(b).

“Administrative Agent” means Bank of America, N.A. in its capacity as administrative agent for the Lenders hereunder, and its successor or successors in such capacity.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Agents with a copy to the Company duly completed by such Lender.

“Agents” means the Administrative Agent, the Syndication Agent and the Documentation Agents, and “Agent” means any of the foregoing.

“Agreement” means this Five-Year Credit Agreement as it may be amended from time to time.

“Applicable Lending Office” means, with respect to any Lender, (i) in the case of its Domestic Loans, its Domestic Lending Office, (ii) in the case of its Eurodollar Loans, its Eurodollar Lending Office and (iii) in the case of its Competitive Bid Loans, its Competitive Bid Lending Office.

“Approved Fund” means any Fund that is administered or managed by a Lender or an affiliate of a Lender.

“Arrangers” means J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., RBS Securities Inc. and Wells Fargo Securities LLC, in their capacity as joint lead arrangers and bookrunners in respect of this Agreement.

“Assignment and Assumption Agreement” means an agreement, substantially in the form of Exhibit J hereto, under which an interest of a Lender hereunder is transferred to an Eligible Assignee pursuant to Section 9.08(c) hereof.

“Available Amount” has the meaning set forth in Section 6.02.

“Base Rate” means, for any day, a rate per annum equal to the highest of (i) the Prime Rate for such day, (ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day or (iii) the Eurodollar Rate for one month interest period commencing on such day (or if such day is not a Eurodollar Business Day, the immediately preceding Eurodollar Business Day) plus 1%, each change in the Base Rate to become effective on the day on which such change occurs.

“Base Rate Loan” means any Committed Loan in respect of which interest is to be computed on the basis of the Base Rate.

“Capitalized Lease Obligations” means any and all monetary obligations under any leasing arrangements which have been capitalized, as such obligations are reported in the consolidated financial statements of the Company and its Consolidated Subsidiaries.

“Cash Collateral Account” has the meaning set forth in Section 6.02.

“Change in Law” means, for purposes of Section 8.01 and Section 8.02, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Closing Date” means August 26, 2011.

“Collateral” has the meaning set forth in Section 6.02.

“Collaterized Amount” has the meaning set forth in Section 2.20(d)(ii).

“Commitment” means as to each Lender at any time, the amount set forth opposite such Lender’s name on the Commitment Schedule or in the applicable Assignment and Assumption Agreement, as such amount may be decreased pursuant to the terms of this Agreement.

“Commitment Schedule” means the Commitment Schedule attached hereto as Schedule I.

“Commitment Termination Date” means August 26, 2016, or such later date to which the Termination Date may be extended pursuant to Section 2.18, or if any such date is not a Domestic Business Day, the next preceding Domestic Business Day.

“Committed Loan” means a Loan made by a Lender pursuant to Section 2.01.

“Committed Notes” means promissory notes of the Company, substantially in the form of Exhibit H-1 hereto, evidencing the obligation of the Company to repay the Committed Loans, and “Committed Note” means any one of such promissory notes issued hereunder.

“Company” means Lockheed Martin Corporation, a Maryland corporation, and its successors.

“Competitive Bid Eurodollar Loan” means a loan to be made by a Lender pursuant to a Eurodollar Auction (including such a loan bearing interest at the Base Rate pursuant to Section 8.02).

“Competitive Bid Lending Office” means, as to each Lender, its Domestic Lending Office or such other office, branch or affiliate of such Lender as it may hereafter designate as its Competitive Bid Lending Office by notice to the Company and the Administrative Agent; provided that any Lender may from time to time by notice to the Company and the Administrative Agent designate separate Competitive Bid Lending Offices for its Competitive Bid Eurodollar Loans, on the one hand, and its Competitive Bid Rate Loans, on the other hand, in which case all references herein to the Competitive Bid Lending Office of such Lender shall be deemed to refer to either or both of such offices, as the context may require.

“Competitive Bid Loan” means a Competitive Bid Eurodollar Loan or a Competitive Bid Rate Loan.

“Competitive Bid Margin” has the meaning set forth in Section 2.03(d).

“Competitive Bid Notes” means promissory notes of the Company, substantially in the form of Exhibit H-2 hereto, evidencing the obligation of the Company to repay the Competitive Bid Loans, and “Competitive Bid Note” means any one of such promissory notes issued hereunder.

“Competitive Bid Quote” means an offer by a Lender, in substantially the form of Exhibit E hereto, to make a Competitive Bid Loan in accordance with Section 2.03.

“Competitive Bid Quote Request” means the notice, in substantially the form of Exhibit C hereto, to be delivered by the Company in accordance with Section 2.03 in requesting Competitive Bid Quotes.

“Competitive Bid Rate” has the meaning set forth in Section 2.03(d).

“Competitive Bid Rate Loan” means a Loan to be made by a Lender pursuant to a Rate Auction.

“Consolidated Subsidiary” means at any date any Subsidiary the accounts of which would be consolidated with the Company in its consolidated financial statements if such statements were prepared as of such date. For purposes of Section 4.04 and 5.01 and the definition of the term “Exempt Subsidiary”, Consolidated Subsidiary includes any Exempt Subsidiary.

“Credit Exposure” means, with respect to any Lender at any time, (i) the amount of its Commitment (whether used or unused) at such time or (ii) if its Commitment has terminated, the sum of the aggregate outstanding principal amount of its Loans at such time plus the aggregate amount of its Letter of Credit Liabilities and Swing Line Obligations at such time.

“Debt” means all indebtedness for borrowed money, ESOP guarantees and Capitalized Lease Obligations reported as debt in the consolidated financial statements of the Company and the Consolidated Subsidiaries, plus all indebtedness for borrowed money and capitalized lease obligations incurred by third parties and guaranteed by the Company or a Consolidated Subsidiary not otherwise reported as debt in such consolidated financial statements.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Domestic Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letter of Credit Obligations or Swing Line Obligations or (iii) pay over to any Lender any other amount required to be paid by it hereunder, unless in the case of clause (i) above, such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, or in the case of clause (iii) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith dispute with respect to the amount of such payment (specifically identified by such Lender), (b) has notified the Administrative Agent or any Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Domestic Business Days after request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letter of Credit Obligations and Swing Line Obligations under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance reasonably satisfactory to it, or (d) has become, or has a direct or indirect parent that has become, the subject of a bankruptcy or insolvency proceeding; provided further, that a Lender shall not be a Defaulting lender solely by virtue of the ownership or acquisition of an equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.20(f)) upon delivery of written notice of such determination to the Borrower, each Issuing Lender, each Swing Line Lender and each Lender.

“Deficit Amount” has the meaning set forth in Section 6.02.

“Designated Lender” means, with respect to any Designating Lender, an Approved Fund designated by it pursuant to Section 9.09(a) as a Designated Lender for purposes of this Agreement.

“Designated Representative” means any officer or employee as shall be so identified in an Officer’s Certificate.

“Designating Lender” means, with respect to each Designated Lender, the Lender that designated such Designated Lender pursuant to Section 9.09(a).

“Designation Agreement” has the meaning set forth in Section 9.09(a).

“Documentation Agent” means each of Citibank, N.A., The Royal Bank of Scotland plc and Wells Fargo Bank, National Association, in its capacity as documentation agent in respect of this Agreement.

“Dollars” or “$” means lawful currency of the United States.

“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in San Francisco or New York are authorized by law to close.

“Domestic Lending Office” means, as to each Lender, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Lender may hereafter designate as its Domestic Lending Office by notice to the Company and the Administrative Agent.

“Effective Date” means the dates the Commitments become effective in accordance with Section 3.01.

“Eligible Assignee” means (i) any other Lender or an affiliate of the assignor Lender or (ii) any other financial institution or Approved Fund that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business, subject in the case of clause (i) to the approval of the Administrative Agent, the Issuing Lenders and the Swing Line Lenders and subject in the case of clause (ii) to the approval of the Administrative Agent, the Issuing Lenders, the Swing Line Lenders and, unless an Event of Default has occurred and is continuing, the Company (each such approval not to be unreasonably withheld or delayed). The withholding of consent to an assignment by the Company shall not be deemed unreasonable if based solely upon the Company’s desire to (A) balance relative loan exposures to the assignee among all credit facilities of the Company or (B) avoid payment of any additional amounts payable to the assignee under Article 8 which would arise from such assignment.

“Eligible Successor Agent” has the meaning set forth in Section 7.08.

“Environmental Laws” means any and all applicable federal, state and local statutes, regulations, ordinances, rules, administrative orders, consent decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, hazardous substances, or hazardous wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances, or hazardous wastes.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder, in each case as in effect from time to time.

“ERISA Group” means the Company and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with the Company, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Eurodollar Auction” means a solicitation of Competitive Bid Quotes setting forth Competitive Bid Margins based on the Eurodollar Rate pursuant to Section 2.03.

“Eurodollar Business Day” means any day which is both (i) a Domestic Business Day and (ii) a day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

“Eurodollar Lending Office” means, as to each Lender, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Eurodollar Lending Office) or such other office, branch or affiliate of such Lender as it may hereafter designate as its Eurodollar Lending Office by notice to the Company and the Administrative Agent.

“Eurodollar Loan” means any Committed Loan in respect of which interest is to be computed on the basis of the Eurodollar Rate.

“Eurodollar Margin” means the percentage determined pursuant to Section 2.08(d) and Schedule II.

“Eurodollar Rate” means for any Interest Period with respect to any Eurodollar Loan or Competitive Bid Eurodollar Loan:

(a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Reuters screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Eurodollar Business Days prior to the first day of such Interest Period, or

(b) if the rate referenced in the preceding subsection (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate from such other commercially available source that publishes an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Eurodollar Business Days prior to the first day of such Interest Period, or

(c) if the rates referenced in the preceding subsections (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such

Interest Period in same day funds with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request approximately 4:00 p.m. (London time) two Eurodollar Business Days prior to the first day of such Interest Period.

“Event of Default” has the meaning set forth in Section 6.01.

“Excess Collateral” has the meaning set forth in Section 6.02.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” has the meaning set forth in Section 8.03.

“Exempt Subsidiary” means CalComp Technology, Inc., Space Imaging LLC, Space Imaging Inc. and any other entity of which the Company owns a sufficient number of securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other governing body that is designated as such pursuant to an Officer’s Certificate; provided that no such designation may be made unless, as of the end of the most recent fiscal quarter prior to such designation, the book value, net of depreciation and amortization and after intercompany eliminations, of the assets of such entity, when aggregated with the book values, net of depreciation and amortization and after intercompany eliminations, of the assets of all Exempt Subsidiaries, other than Lockheed Martin Finance Corporation and CalComp Technology, Inc., does not exceed 6% of the book value of the total assets of the Company and its Consolidated Subsidiaries. Exempt Subsidiary includes any direct or indirect subsidiary of an Exempt Subsidiary.

“Existing Credit Agreement” means the Five-Year Credit Agreement dated as of July 15, 2004, as amended from time to time prior to the Effective Date.

“Facility” means, at any time, the aggregate amount of the Commitments at such time.

“Facility Fee” has the meaning set forth in Section 2.11.

“Failed Loan” has the meaning specified in Section 2.04(e).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal

Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as determined by it.

“Fixed Rate Loans” means Eurodollar Loans or Competitive Bid Loans (excluding Competitive Bid Eurodollar Loans bearing interest at the Base Rate pursuant to Section 8.02) or any combination of the foregoing.

“Foreign Person” has the meaning set forth in Section 8.03(c).

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Increased Commitments” has the meaning set forth in Section 2.19(a).

“Indemnitee” has the meaning set forth in Section 9.04(b).

“Interest Period” means: (a) as to each (1) Eurodollar Loan, a period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Conversion/Continuation, and ending one, two, three, six or (as provided in Section 2.08(b)) twelve months thereafter, and (2) Competitive Bid Eurodollar Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing and ending such whole number of months thereafter, in each case as selected by the Company, provided that:

(i) any Interest Period (other than an Interest Period determined pursuant to clause (iii) below) which would otherwise end on a day which is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Eurodollar Business Day;

(ii) any Interest Period (other than an Interest Period determined pursuant to clause (iii) below) which begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month; and

(iii) any Interest Period which would otherwise end after the Commitment Termination Date shall end on the Commitment Termination Date; and

(b) as to each Competitive Bid Rate Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing and ending such number of days thereafter (but not less than seven days), in each case as selected by the Company; provided that:

(i) any Interest Period (other than an Interest Period determined pursuant to clause (ii) below) which would otherwise end on a day which is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day; and

(ii) any Interest Period which would otherwise end after the Commitment Termination Date shall end on the Commitment Termination Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Invitation for Competitive Bid Quotes” means the notice substantially in the form of Exhibit D hereto to the Lenders in connection with the solicitation by the Company of Competitive Bid Quotes.

“Issuing Lenders” means JPMorgan Chase Bank, N.A., Bank of America, N.A., Wells Fargo Bank, National Association and any other Lender that may agree to issue letters of credit hereunder pursuant to an instrument in form satisfactory to the Administrative Agent, in each case as issuer of a letter of credit hereunder.

“Lender” means (i) each bank or other financial institution listed on the signature pages hereof, (ii) each Person that becomes a Lender pursuant to either Section 9.01 or Section 9.08(c), and (iii) their respective successors. Unless the context otherwise requires, the term “Lenders” includes the Swing Line Lenders.

“Lender Party” means any Agent, any Lender, any Issuing Lender, any Swing Line Lender and any Arranger.

“Letter of Credit” means a letter of credit issued or to be issued hereunder by an Issuing Lender.

“Letter of Credit Liabilities” means, for any Lender and at any time, such Lender’s ratable participation in the sum of (x) the aggregate amount then owing by the Company in respect of amounts drawn under Letters of Credit and (y) the aggregate amount then available for drawing under all Letters of Credit.

“Letter of Credit Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate amount of all Reimbursement Obligations.

“Letter of Credit Termination Date” means the tenth Domestic Business Day prior to the Commitment Termination Date.

“Lien” means any mortgage, pledge, security interest, lien, or encumbrance.

“Loan” and “Loans” mean and include each and every loan made by a Lender under this Agreement, including Swing Line Loans.

“Material Adverse Effect” means a material adverse effect on (a) the ability of the Company, to perform its obligations under this Agreement or any of the Notes, (b) the validity or enforceability of this Agreement or any of the Notes, (c) the rights and remedies of any Lender or the Agents under this Agreement or any of the Notes, or (d) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith.

“Material Debt” means Debt (other than Loans under this Agreement) of the Company and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal amount exceeding $150,000,000.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions.

“Non-Consenting Lender” shall mean any Lender that has not consented to any proposed amendment, modification, waiver or termination of this Agreement or a Note which, pursuant to Section 9.07, requires the consent of all Lenders or all affected Lenders and with respect to which the Required Lenders shall have granted their consent.

“Note” or “Notes” has the meaning set forth in Section 2.06.

“Notice of Borrowing” means a Notice of Committed Borrowing (as defined in Section 2.02) or a Notice of Competitive Bid Borrowing (as defined in Section 2.03(f)).

“Notice of Conversion/Continuation” has the meaning set forth in Section 2.05.

“Notice of Issuance” has the meaning set forth in Section 2.15(b).

“Notice of Swing Line Borrowing” means a notice of a Swing Line Borrowing pursuant to Section 2.16(b), which, if in writing, shall be substantially in the form of Exhibit B hereto.

“Officer’s Certificate” means a certificate signed by an officer of the Company.

“Other Taxes” has the meaning set forth in Section 8.03(b).

“Parent” means with respect to any Lender, any Person controlling such Lender.

“Participant” has the meaning set forth in Section 9.08(d).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Percentage” means, with respect to any Lender at any time, the percentage which the amount of its Commitment at such time represents of the aggregate amount of all the Commitments at such time; provided that in the case of Section 2.20 when a Defaulting Lender shall exist, “Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. At any time after the Commitments shall have terminated, the term “Percentage” shall refer to a Lender’s Percentage immediately before such termination, adjusted to reflect any subsequent assignments pursuant to Section 9.08(b) and to any Lender’s status as a Defaulting Lender at the time of determination.

“Person” means any individual, firm, company, corporation, joint venture, joint-stock company, limited liability company or partnership, trust, unincorporated organization, government or state entity, or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group.

“Post-Default Rate” means, with respect to any Loan or any interest payment at any date on or after the due date of such Loan or interest payment, a rate per annum equal to the sum of 2% plus the Base Rate for such date.

“Pricing Schedule” means the Pricing Schedule attached hereto as Schedule II.

“Prime Rate” means the rate of interest in effect for such day as publicly announced from time by Bank of America, N.A. as its “prime rate.” Such rate is a rate set by Bank of America, N.A. based upon various factors including Bank of America, N.A.’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America, N.A. shall take effect at the opening of business on the day specified in the public announcement of such change.

“Principal Property” means, at any time, any manufacturing facility that is located in the United States, is owned by the Company or any of its Subsidiaries, and has a book value, net of any depreciation or amortization, pursuant to the then most recently delivered financial statements, in excess of $15,000,000.

“Quarterly Date” means the last day of March, June, September and December in each year, commencing September 30, 2011.

“Rate Auction” means a solicitation of Competitive Bid Quotes setting forth Competitive Bid Rates pursuant to Section 2.03.

“Rating Agency” means either of Moody’s or S&P.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Removal Effective Date” has the meaning set forth in Section 7.08.

“Required Lenders” means at any time and for any specific purpose the Lender or Lenders having, in the aggregate, more than 50% of the total Credit Exposures (exclusive in each case of the Credit Exposure(s) of Defaulting Lenders).

“Resignation Effective Date” has the meaning set forth in Section 7.08.

“Restricted Subsidiary” means (x) any Significant Subsidiary, (y) any Subsidiary that has substantially all of its property located in the United States and that owns a Principal Property and (z) any Subsidiary theretofore designated a Restricted Subsidiary pursuant to the next sentence and not subsequently designated not a Restricted Subsidiary pursuant to the sentence thereafter. If at the end of any fiscal quarter, the aggregate principal amount of Debt of the Company and its Subsidiaries secured by Liens exceeds $150,000,000 and the aggregate total assets (net of depreciation and amortization, and after intercompany eliminations, but without giving effect, as to any Restricted Subsidiary pursuant to clause (z) above, to assets encumbered by Liens to secure

Debt) of the Company and all of its Restricted Subsidiaries (“Total Restricted Assets”) are less than 85% of the total assets of the Company and its Subsidiaries (net of depreciation and amortization, and after intercompany eliminations, but without giving effect, as to any Restricted Subsidiary pursuant to clause (z) above, to assets encumbered by Liens to secure Debt) (“Total Assets”), then the Company shall, not later than the date on which financial statements for the fiscal period then ending are required to be delivered pursuant to this Agreement, designate other Subsidiaries as Restricted Subsidiaries such that, after giving effect thereto, Total Restricted Assets equal or exceed 85% of Total Assets. If at the end of any fiscal quarter, Total Restricted Assets are more than 85% of Total Assets, the Company may designate Restricted Subsidiaries which are not then Restricted Subsidiaries pursuant to clause (x) or (y) above as being no longer Restricted Subsidiaries, provided that after giving effect thereto, Total Restricted Assets equal or exceed 85% of Total Assets. Subsidiaries of a Restricted Subsidiary are not Restricted Subsidiaries solely by virtue of such subsidiary status.

“Retiring Lender” has the meaning set forth in Section 9.01(a).

“S&P” means Standard & Poor’s Ratings Services and its successors.

“Significant Subsidiary” means a Subsidiary with a book value of total assets, net of depreciation and amortization and after intercompany eliminations, in excess of $150,000,000.

“Stockholders’ Equity” means consolidated stockholders’ equity of the Company and the Consolidated Subsidiaries reported as stockholders’ equity on the consolidated balance sheet of the Company and the Consolidated Subsidiaries.

“Stop Issuance Notice” has the meaning defined in Section 2.17.

“Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions are at the time directly or indirectly owned by the Company, other than any such corporation or other entity that is an Exempt Subsidiary.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.16.

“Swing Line Lender” means each of JPMorgan Chase Bank, N.A. and Bank of America, N.A. each in its capacity as a provider of Swing Line Loans, or any successor swing line lender hereunder. References to “the Swing Line Lender” in connection with any Swing Line Loan are references to the particular Swing Line Lender that issued or is requested to issue such Swing Line Loan.

“Swing Line Lender Sublimit” means as to any Swing Line Lender, an amount equal to $50,000,000. The Swing Line Lender Sublimit is part of, and not in addition to, the Swing Line Sublimit.

“Swing Line Loan” has the meaning specified in Section 2.16(a).

“Swing Line Obligations” means, at any time, the aggregate principal amount of all Swing Line Loans outstanding at such time. The Swing Line Obligations of any Lender at any time shall be such Lender’s Percentage of the aggregate Swing Line Obligations at such time.

“Swing Line Sublimit” means an amount equal to $100,000,000. The Swing Line Sublimit is part of, and not in addition to, the Facility.

“Syndication Agent” means JPMorgan Chase Bank, N.A. in its capacity as Syndication Agent in respect of this Agreement.

“Taxes” has the meaning set forth in Section 8.03.

“Total Commitments” means, at the time for any determination thereof, the aggregate of the Commitments of the Lenders.

“Total Usage” means, as to any Lender at any time of determination, the sum of (i) the aggregate principal amount of all Committed Loans by such Lender at such time outstanding, (ii) the aggregate amount of such Lender’s Letter of Credit Liabilities, (iii) the aggregate amount of such Lender’s Swing Line Obligations and (iv) the product derived by multiplying (a) the aggregate principal amount of all Competitive Bid Loans at such time outstanding and (b) such Lender’s Percentage.

“Tranche” means (i) a group of Competitive Bid Loans borrowed on the same date for the same Interest Period and (ii) a group of Eurodollar Loans which are Committed Loans having the same Interest Period.

“United States” means the United States of America, including the States and the District of Columbia, but excluding the Commonwealths, territories and possessions of the United States.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or an appointed trustee under Title IV of ERISA.

Section 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time applied on a basis consistent (except for changes concurred in by the Company’s independent public accountants) with the most recent audited consolidated financial statements of the Company and its Consolidated Subsidiaries delivered to the Lenders; provided that, if the Company notifies the Syndication Agent that the Company wishes to amend any covenant contained in Article 5 to eliminate the effect on the operation of such covenant (or, in the case of clause (a) or clause (b) below, if the Syndication Agent notifies the Company that the Required Lenders wish to amend any such covenant for such purpose) of (a) any change after the date hereof in generally accepted accounting principles (which, for purposes of this proviso shall include the generally accepted application or interpretation thereof), (b) any change after the date hereof in the Company’s accounting policies that are consistent with generally accepted accounting principles or (c) any change after the date hereof in any applicable tax law or regulation or in the interpretation thereof by any regulatory authority (including without limitation any change in an applicable tax treaty), then the Company’s compliance with such covenant shall be determined on the basis of (x) generally accepted accounting principles, (y) the Company’s accounting policies or (z) the applicable tax law or regulation or the interpretation thereof in effect immediately before the relevant change in generally accepted accounting principles or accounting policies is adopted by the Company or change in law is effective, as applicable, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Lenders. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to the impact on Stockholder’s Equity from the re-measurement of post-retirement benefit plans pursuant to the Accounting Standards Codification 715, Compensation-Retirement Benefits (or any other Financial Accounting Standard having a similar result or effect).

ARTICLE 2

THE CREDITS

Section 2.01. The Committed Loans. On or after the Effective Date each of the Lenders severally agrees, upon the terms and conditions of this Agreement, to make Loans to the Company under this Section 2.01 from time to time prior to the Commitment Termination Date or the termination in full of such Lender’s Commitment, whichever is earlier, such that the Total Usage of such Lender shall at no time exceed such Lender’s Commitment in effect at such time. No more than twelve Tranches of Eurodollar Loans and Competitive Bid Loans (as set forth in Section 2.03(b) below) shall be outstanding at any time. Within such limits, the Company may borrow, repay and reborrow under this Section 2.01. Each borrowing from the Lenders shall be in an aggregate amount of not less than $10,000,000 and in multiples of $1,000,000.

Section 2.02. Method of Committed Borrowing. The Company shall give the Administrative Agent written or telephonic notice (a “Notice of Committed Borrowing”) no later than 1:00 p.m. (New York time) or, with respect to any Base Rate Loan, 11:00 a.m. (New York time) (i) at least three Eurodollar Business Days before the date of each borrowing hereunder on the basis of the Eurodollar Rate (or at least four Eurodollar Business Days before the date of a borrowing hereunder with an Interest Period of twelve months in accordance with Section 2.08(b)) or, (ii) on the day of each borrowing hereunder on the basis of the Base Rate, specifying in each case the date of such borrowing, which shall be a Domestic Business Day in the case of a Base Rate Loan or a Eurodollar Business Day in the case of a Eurodollar Loan, the amount to be borrowed, any election as between the Base Rate and the Eurodollar Rate, and, if the Eurodollar Rate is elected, a selection of the applicable Interest Period. A written Notice of Committed Borrowing shall be executed by an officer or a Designated Representative and shall be substantially in the form of Exhibit A hereto. A telephonic notice hereunder may only be provided by an officer or a Designated Representative, such notice to be promptly followed by a written Notice of Committed Borrowing executed as set forth above.

Section 2.03. Competitive Bid Borrowings. (a) In addition to Committed Loans pursuant to Section 2.01 the Company may, as set forth in this Section 2.03 from time to time prior to the Commitment Termination Date or earlier termination of the Commitments, request the Lenders to make offers to make Competitive Bid Loans to the Company, but only to the extent that, after giving effect thereto, the Total Usage of all Lenders does not exceed the Total Commitments. Such Lenders may, but shall have no obligation to, make such offers and the Company may, but shall have no obligation to, accept any such offers in the manner set forth in this Section.

(b) When the Company wishes to request offers to make Competitive Bid Loans under this Section, it shall transmit to the Administrative Agent by facsimile transmission a Competitive Bid Quote Request so as to be received no later than 1:00 p.m. (New York time) on (x) the fourth Eurodollar Business Day prior to the date of the Loan proposed therein, in the case of a Eurodollar Auction or (y) the Domestic Business Day next preceding the date of the Loan proposed therein, in the case of a Rate Auction (or, in either case, such other time or date as the Company and the Administrative Agent shall have mutually agreed and shall have notified the Lenders not later than the date of the Competitive Bid Quote Request for the first Eurodollar Auction or Rate Auction for which such change is to be effective) specifying:

(i) the proposed funding date of such Loan, which shall be a Eurodollar Business Day in the case of a Eurodollar Auction or a Domestic Business Day in the case of a Rate Auction,

(ii) the aggregate amount of such Loan, which shall be $10,000,000 or a larger multiple of $1,000,000,

(iii) the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period,

(iv) the interest payment date or dates applicable thereto, and

(v) whether the Competitive Bid Quotes requested are to set forth a Competitive Bid Margin or a Competitive Bid Rate.

The Company may request offers to make Competitive Bid Loans for more than one Interest Period in a single Competitive Bid Quote Request.

(c) Promptly upon receipt of a Competitive Bid Quote Request, the Administrative Agent shall send to the Lenders by facsimile transmission an Invitation for Competitive Bid Quotes, which shall constitute an invitation by the Company to each such Lender to submit Competitive Bid Quotes offering to make the Competitive Bid Loans to which such Competitive Bid Quote Request relates in accordance with this Section.

(d) (i) Each Lender may submit a Competitive Bid Quote containing an offer or offers to make Competitive Bid Loans in response to any Invitation for Competitive Bid Quotes. Each Competitive Bid Quote must comply with the requirements of this subsection (d) and must be submitted to the Administrative Agent by facsimile transmission at its offices specified on the signature pages hereto not later than (x) 10:45 a.m. (New York time) on the third Eurodollar Business Day prior to the proposed date of borrowing, in the case of a Eurodollar Auction or (y) 9:15 a.m. (New York time) on the proposed date of borrowing, in the case of a Rate Auction (or, in either case, such other time or date as the Company and the Administrative Agent shall have mutually agreed and shall have notified the Lenders not later than the date of the Competitive Bid Quote Request for the first Eurodollar Auction or Rate Auction for which such change is to be effective); provided that Competitive Bid Quotes submitted by the Administrative Agent (or any affiliate of the Administrative Agent) in the capacity of a Lender may be submitted, and may only be submitted, if the Administrative Agent or such affiliate in the capacity of a Lender notifies the Administrative Agent of the terms of the offer or offers contained therein not later than 15 minutes prior to the deadline for the other Lenders. Subject to Articles 3 and 6, any Competitive Bid Quote so made shall be irrevocable except with the written consent of the Administrative Agent given on the instructions of the Company.

(ii) Each Competitive Bid Quote shall specify:

(A) the proposed date of borrowing,

(B) the principal amount of the Competitive Bid Loan for which each such offer is being made, which principal amount (w) may be greater than or less than the Commitment of the quoting Lender, (x) must be $5,000,000 or a larger multiple of $1,000,000, (y) may not exceed the principal amount of

Competitive Bid Loans for which offers were requested and (z) may be subject to an aggregate limitation as to the principal amount of Competitive Bid Loans for which offers being made by such quoting Lender may be accepted,

(C) in the case of a Eurodollar Auction, the margin above or below the applicable Eurodollar Rate (the “Competitive Bid Margin”) offered for each such Competitive Bid Loan, expressed as a percentage (specified to the nearest 1/100th of 1%) to be added to or subtracted from such Eurodollar Rate,

(D) in the case of a Rate Auction, the rate of interest per annum (specified to the nearest 1/100th of 1%) (the “Competitive Bid Rate”) offered for each such Competitive Bid Loan, and

(E) the identity of the quoting Lender.

A Competitive Bid Quote may set forth up to five separate offers by the quoting Lender with respect to each Interest Period specified in the related Invitation for Competitive Bid Quotes.

(iii) Any Competitive Bid Quote shall be disregarded if it:

(A) is not substantially in conformity with Exhibit E hereto or does not specify all of the information required by subsection (ii));

(B) contains qualifying, conditional or similar language;

(C) proposes terms other than or in addition to those set forth in the applicable Invitation for Competitive Bid Quotes; or

(D) arrives after the time set forth in subsection (i).

(e) The Administrative Agent shall promptly notify the Company of the terms (x) of any Competitive Bid Quote submitted by a Lender that is in accordance with subsection (d) and (y) of any Competitive Bid Quote that amends, modifies or is otherwise inconsistent with a previous Competitive Bid Quote submitted by such Lender with respect to the same Competitive Bid Quote Request. Any such subsequent Competitive Bid Quote shall be disregarded by the Administrative Agent unless such subsequent Competitive Bid Quote is submitted solely to correct a manifest error in such former Competitive Bid Quote. The Administrative Agent’s notice to the Company shall specify (A) the aggregate principal amount of Competitive Bid Loans for which offers have been received for each Interest Period specified in the related Competitive Bid Quote

Request, (B) the respective principal amounts and Competitive Bid Margins or Competitive Bid Rates, as the case may be, so offered and (C) if applicable, any limitations on the aggregate principal amount of Competitive Bid Loans for which offers in any single Competitive Bid Quote may be accepted.

(f) Not later than (x) 1:00 p.m. (New York time) on the third Eurodollar Business Day prior to the proposed date of borrowing, in the case of a Eurodollar Auction, or (y) 11:00 a.m. (New York time) on the proposed date of borrowing, in the case of a Rate Auction (or, in either case, such other time or date as the Company and the Administrative Agent shall have mutually agreed and shall have notified to the Lenders not later than the date of the Competitive Bid Quote Request for the first Eurodollar Auction or Rate Auction for which such change is to be effective), the Company shall notify the Administrative Agent by telephonic notice of its acceptance or non-acceptance of the offers so notified to it pursuant to subsection (e). A telephonic notice hereunder may only be provided by an officer or a Designated Representative. In the case of acceptance, such telephonic notice shall be promptly followed by a written notice executed by an officer or a Designated Representative (a “Notice of Competitive Bid Borrowing”), substantially in the form of Exhibit F hereto, specifying the aggregate principal amount of offers for each Interest Period that are accepted. The Company may accept any Competitive Bid Quote in whole or in part; provided that:

(i) the aggregate principal amount of each borrowing of Competitive Bid Loans may not exceed the applicable amount set forth in the related Competitive Bid Quote Request,

(ii) the principal amount of each borrowing of Competitive Bid Loans must be $10,000,000 or a larger multiple of $1,000,000,

(iii) acceptance of offers may only be made on the basis of ascending Competitive Bid Margins or Competitive Bid Rates, as the case may be, and

(iv) the Company may not accept any offer that is described in subsection (d)(iii) or that otherwise fails to comply with the requirements of this Agreement.

(g) If offers are made by two or more Lenders with the same Competitive Bid Margins or Competitive Bid Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Interest Period, the principal amount of Competitive Bid Loans in respect of which such offers are accepted shall be allocated by the Administrative Agent among such Lenders as nearly as possible (in multiples of $1,000,000, as the Administrative Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers. Determinations by the Administrative Agent of the amounts of Competitive Bid Loans shall be conclusive in the absence of manifest error.

Section 2.04. Notice to Lenders; Funding of Loans. (a) Upon receipt of a Notice of Borrowing, the Administrative Agent shall give each Lender prompt notice of each such borrowing, specifying the relevant information including such Lender’s portion of such borrowing (if any) and the date on which funds are to be made available. If a Notice of Borrowing is revoked by the Company after receipt thereof by the Administrative Agent, the Company shall be subject to the provisions of Section 2.14. Notwithstanding anything to the contrary in this Section 2.04, all Swing Line Loans shall be made as provided in Section 2.16.

(b) Not later than 1:00 p.m. (New York time) on the date specified by the Administrative Agent pursuant to Section 2.04(a), each Lender participating therein shall make available its share of such borrowing, in Dollars, in immediately available funds, to the Administrative Agent at its address referred to in Section 9.02. Unless (i) the Administrative Agent has not received a written Notice of Borrowing pursuant to Section 2.02 or 2.03(f) or (ii) the Administrative Agent determines that any applicable condition set forth in Article 3 has not been satisfied, the amounts so received by the Administrative Agent shall be made available immediately upon receipt to the Company by wire transfer in Dollars, in immediately available funds, to an account of the Company maintained at a financial institution located in the United States designated by the Company to the Administrative Agent.

(c) Unless the Administrative Agent shall have received notice from a Lender (x) not later than 1:00 p.m. (New York time) on the date of the borrowing, in the case of Base Rate Loans and (y) at least one Domestic Business Day prior to the date of the borrowing, in the case of any other Loans, that such Lender will not make available to the Administrative Agent such Lender’s share of the borrowing, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the date of the borrowing in accordance with subsection (b) of this Section 2.04 and the Administrative Agent may, in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent that such Lender shall not have so made such share available to the Administrative Agent, such Lender and the Company severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Company until the date such amount is repaid to the Administrative Agent, at the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan for purposes of this Agreement, and the Company shall not be required to repay such amount pursuant to this subsection (c).

(d) The failure of any Lender to make a Loan required to be made by it as part of any borrowing hereunder shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of the borrowing.

(e) If any Lender (x) shall fail to make any Loan (the “Failed Loan”) which such Lender is otherwise obligated hereunder to make to the Company on the date of borrowing thereof and the Administrative Agent shall not have received notice from the Company or such Lender that any condition precedent to the making of the Failed Loan has not been satisfied or (y) is otherwise a Defaulting Lender, then, until such Lender shall have made or be deemed to have made (pursuant to the third to last sentence of this subsection (e)) the Failed Loan in full or the Administrative Agent shall have received notice from the Company or such Lender that any condition precedent to the Failed Loan was not satisfied at the time the Failed Loan was to have been made or is no longer a Defaulting Lender, as applicable, whenever the Administrative Agent shall receive any amount from the Company for the account of such Lender, except as otherwise provided in Section 2.20(c), (i) the amount so received will, upon receipt by the Administrative Agent, be deemed to have been paid to the Lender in satisfaction of the obligation for which paid, without actual disbursement of such amount to the Lender, (ii) the Lender will be deemed to have made the same amount available to the Administrative Agent for disbursement as a Loan to the Company up to the amount of any Failed Loan and (iii) the Administrative Agent will, accordingly, disburse such amount (up to the amount of such Failed Loan) to the Company or, if the Administrative Agent has previously made such amount available to the Company on behalf of such Lender pursuant to the provisions hereof, reimburse itself (up to the amount of the amount made available to the Company); provided, however, that the Administrative Agent shall have no obligation to disburse any such amount to the Company or otherwise apply it or deem it applied as provided herein unless the Administrative Agent shall have determined in its sole discretion that to so disburse such amount will not violate any law, rule, regulation or requirement applicable to the Administrative Agent. Upon any such disbursement by the Administrative Agent, such Lender shall be deemed to have made a Base Rate Loan to the Company in satisfaction, to the extent thereof, of such Lender’s obligation to make the Failed Loan. In the event any amounts remain after application pursuant to the first sentence of this Section 2.04(e), such amounts shall be applied in accordance with Section 2.20(c) hereto. If and during the time that a Failed Loan shall exist, the Company shall have the right to terminate in full the Commitment of the Lender causing such Failed Loan as provided in Section 9.01(a).

Section 2.05. Conversion/Continuation of Loans. (a) With respect to Committed Loans, the Company shall have the option to (i) convert all or any part of (A) outstanding Base Rate Loans equal to $10,000,000 and multiples of $1,000,000 in excess of that amount to Eurodollar Loans and (B) outstanding Eurodollar Loans equal to $10,000,000 and multiples of $1,000,000 in excess of that amount to Base Rate Loans, or (ii) upon the expiration of any Interest Period applicable to outstanding Eurodollar Loans, to continue all or any portion of such Loans equal to $10,000,000 and multiples of $1,000,000 in excess of that amount as Eurodollar Loans. The Interest Period of any Base Rate Loan or Eurodollar Loan converted to a Fixed Rate Loan pursuant to clause (i) above shall commence on the date of such conversion. The succeeding Interest Period of any Fixed Rate

Loan continued pursuant to clause (ii) above shall commence on the last day of the Interest Period of the Loan so continued. Eurodollar Loans may only be converted on the last day of the then current Interest Period applicable thereto or on the date required pursuant to Section 8.02.

(b) The Company shall deliver a written or telephonic notice of such continuation or conversion (a “Notice of Conversion/Continuation”) to the Administrative Agent no later than (y) 1:00 p.m. (New York time) at least three Eurodollar Business Days (four Eurodollar Business Days if the Interest Period is for twelve months) in advance of the date of the proposed conversion to, or continuation of, a Eurodollar Loan, and (z) 11:00 a.m. (New York time) on the day of a conversion to a Base Rate Loan. A written Notice of Conversion/Continuation shall be executed by an officer or a Designated Representative, shall be in substantially the form attached as Exhibit G and shall specify: (i) the proposed conversion/continuation date (which shall be a Eurodollar Business Day in the case of a Eurodollar Loan or a Domestic Business Day in the case of a Base Rate Loan), (ii) the aggregate amount of the Loans being converted/continued, (iii) an election between the Base Rate and the Eurodollar Rate and (iv) in the case of a conversion to, or a continuation of Eurodollar Loans, the requested Interest Period. A telephonic Notice of Conversion/Continuation may only be provided by an officer or a Designated Representative, which notice must be promptly followed by a written Notice of Conversion/Continuation executed as set forth above. Upon receipt of a Notice of Conversion/Continuation, the Administrative Agent shall give each Lender prompt notice of the contents thereof and such Lender’s pro rata share of all conversions and continuations requested therein. If no timely Notice of Conversion/Continuation is delivered by the Company as to any Eurodollar Loan and such Loan is not repaid by the Company at the end of the applicable Interest Period, such Loan shall be converted to a Base Rate Loan.

Section 2.06. Loan Accounts and Notes. (a) Except as provided in subsection (b) below, the Loans of each Lender shall be evidenced by a loan account in the Company’s name maintained by such Lender and the Administrative Agent in the ordinary course of business. Such loan account maintained by the Administrative Agent shall be conclusive evidence absent manifest error of the amount of the Loan made by such Lender to the Company, the interest accrued and payable thereon and all interest and principal payments made thereon. Any failure so to record or any error in doing so shall in no way limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Loans.

(b) Upon written request made to the Syndication Agent by a Lender, the Company shall deliver to the Syndication Agent for such Lender a single Committed Note and a single Competitive Bid Note, if applicable, evidencing the Committed Loans and the Competitive Bid Loans, respectively, of such requesting Lender, payable to the order of each such Lender for the account of its Applicable Lending Office. Each such Note shall be in substantially the form of

Exhibit H-1 or H-2 hereto, as appropriate. Each reference in this Agreement to the “Note” or “Notes” of such Lender shall be deemed to refer to and include any or all of such Notes, as the context may require.

(c) Upon receipt from the Company of the requesting Lender’s Notes, the Syndication Agent shall forward such Notes to such Lender. Such Lender shall record the date and amount of each Loan made by it and the date and amount of each payment of principal made by the Company with respect thereto, and may, if such Lender so elects in connection with any transfer or enforcement of its Notes, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of any Lender that has requested a Note or Notes to make any such recordation or endorsement shall not affect the obligations of the Company hereunder or under the Note(s). Each Lender that receives a Note or Notes from the Company is hereby irrevocably authorized by the Company to so endorse its Note(s) and to attach to and make a part of its Note(s) a continuation of any such schedule as and when required.

Section 2.07. Payment of Principal. (a) Each Committed Loan shall fall due and be paid as to principal (i) on the Commitment Termination Date and (ii) on any date that the aggregate Total Usage of all Lenders then outstanding exceeds Total Commitments, but ratably only to the extent of such excess.

(b) Each Competitive Bid Loan shall fall due and be paid as to principal on the last day of the Interest Period applicable to such Loan.

(c) Each Swing Line Loan shall fall due and be paid as to principal on the earlier of the Commitment Termination Date and the tenth Domestic Business Day after such Loan is made.

Section 2.08. Interest. Payment of interest on the Loans shall be in accordance with the following:

(a) Interest shall, subject to any decrease or increase pursuant to clause (d) of this Section 2.08, accrue (y) on each Base Rate Loan (including each Swing Line Loan) for each day at a rate per annum equal to the Base Rate for such day and (z) on each Eurodollar Loan for each day during each period commencing on the first day of an Interest Period therefor to but excluding the last day of such Interest Period, at a rate per annum equal to the sum of the Eurodollar Rate for such Interest Period plus the Eurodollar Margin for such day, all as selected and specified in a notice to the Administrative Agent furnished pursuant to Section 2.02, Section 2.05 or Section 2.16; provided that:

(i) each selection by the Company as between the Base Rate and the Eurodollar Rate shall be made, as among the Lenders, pro rata in accordance with their respective Commitments, except as variation from such pro-rationing may be required by virtue of suspension as to a particular Lender of its Commitment to make Eurodollar Loans, as contemplated by Section 8.02(a); and

(ii) subject to the other provisions of this Section 2.08 there may be outstanding hereunder at the same time Committed Loans (or portions thereof) which are Base Rate Loans and other Committed Loans (or portions thereof) which are Eurodollar Loans.

(b) If requested to do so by the Company, through the Administrative Agent, at least six Eurodollar Business Days before the beginning of any Interest Period applicable to a Eurodollar Loan, each Lender will advise the Company, through the Administrative Agent, before 10:00 a.m. (New York time) four Eurodollar Business Days preceding the beginning of such Interest Period, as to whether such Lender consents to the selection by the Company of a duration of twelve months for such Interest Period. If, but only if, all of the Lenders so consent, the Company shall be entitled to select a duration of twelve months for such Interest Period pursuant to Section 2.02 or 2.05.

(c) Interest accrued on a Base Rate Loan (other than Swing Line Loans) shall be paid on each Quarterly Date and on the Commitment Termination Date (or earlier date of termination of the Commitments in their entirety). Interest accrued on a Eurodollar Loan shall be paid (i) on the last day of the Interest Period for such Loan, (ii) in the case of a Eurodollar Loan with an Interest Period of more than three months, at intervals of three months from the first day of such Interest Period and (iii) on the date of any prepayment pursuant to Section 2.09 or conversion pursuant to Section 8.02 (but only to the extent accrued with respect to the amount being prepaid or converted). Interest accrued on a Competitive Bid Loan shall be paid on the last day of the Interest Period for such Loan, the date of any prepayment pursuant to Section 2.09 or conversion pursuant to Section 8.02 or as provided in the Competitive Bid Quote Request for such Loan. Interest accrued on a Swing Line Loan shall be paid on the day that such Swing Line Loan is required to be repaid and on the date of any prepayment pursuant to Section 2.09.

(d) The Eurodollar Margin shall be determined by reference to the senior unsecured long-term debt ratings of the Company by S&P and Moody’s, as specified on Schedule II hereto. Any change in the Eurodollar Margin shall become effective on the day on which such a Rating Agency shall publicly announce a change in such rating.

(e) Subject to Section 8.02, each Competitive Bid Eurodollar Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the Eurodollar Rate for such Interest Period (determined as if the Competitive Bid Eurodollar Loan were a Eurodollar Loan) plus (or minus) the Competitive Bid Margin quoted by the Lender making such Loan in accordance with Section 2.03. Each Competitive Bid Rate Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the Competitive Bid Rate quoted by the Lender making such Loan in accordance with Section 2.03.

(f) Interest on past-due principal and interest shall accrue at the Post-Default Rate during the period from and including the due date thereof to but excluding the date that such amount is paid and shall be payable on demand.

(g) The Administrative Agent shall determine, in accordance with the provisions of this Agreement, each Base Rate and Eurodollar Rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the Company and the Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

(h) Interest on Fixed Rate Loans shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed, calculated as to each Interest Period (or period ending on a repayment date or date of conversion to a Eurodollar Loan or prepayment date selected pursuant to Section 2.09 or required pursuant to Section 8.02) from and including the first day thereof to but excluding the last day thereof. Interest on Base Rate Loans shall be computed on the basis of a year of 365 or 366 days, as the case may be, and paid for the actual number of days elapsed, calculated from and including the date of such Base Rate Loan to but excluding the date of repayment or conversion of such Loan to a Fixed Rate Loan.

Section 2.09. Optional Prepayments. (a) The Company may, upon notice to the Administrative Agent not later than 11:30 a.m. (New York time) on the date of such prepayment, prepay Base Rate Loans, Swing Line Loans, or any Competitive Bid Loan bearing interest at the Base Rate pursuant to Section 8.02, in each case without penalty or premium, in whole at any time, or from time to time in part in amounts aggregating (other than in the case of Swing Line Loans) not less than $10,000,000.

(b) Subject to Section 2.14, the Company may, upon at least three Eurodollar Business Days’ notice to the Administrative Agent, prepay Eurodollar Loans, in whole at any time, or from time to time in part in amounts aggregating not less than $10,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.

(c) Except as provided in subsection (a) above, the Company may not prepay all or any portion of the principal amount of any Competitive Bid Loan prior to the maturity thereof.

(d) Upon receipt of a notice of prepayment, the Administrative Agent shall give each Lender prompt notice of the contents thereof and the amount of such Lender’s Loans being prepaid pursuant thereto.

Section 2.10. General Provisions as to Payments. (a) All payments by the Company of principal, interest, Facility Fee and other charges under this Agreement shall be made not later than 2:00 p.m. (New York time) on the date when due, in Dollars, in immediately available funds, without set-off, counterclaim or deduction, to the Administrative Agent at its address referred to in Section 9.02. If a Fed-Wire reference or tracer number for any such payment has been received, from the Company or otherwise, by the Administrative Agent by that time the Company will not be penalized for a payment received after 2:00 p.m. (New York time). The Administrative Agent will promptly distribute to each Lender its ratable share of each such payment received by the Administrative Agent for the account of the Lenders. Whenever any payment of principal of, or interest on, the Base Rate Loans, the Competitive Bid Rate Loans or of the Facility Fee or any other amounts payable to the Lenders hereunder shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Eurodollar Loans or the Competitive Bid Eurodollar Loans shall be due on a day which is not a Eurodollar Business Day, the date for payment thereof shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Eurodollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b) Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Lenders hereunder that the Company will not make such payment in full, the Administrative Agent may assume that the Company has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Company shall not have so made such payment, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

Section 2.11. Fees. (a) Commencing on the Effective Date, the Company agrees to pay to the Lenders a facility fee (the “Facility Fee”) on the daily actual aggregate amount of the Facility Fee Base at a rate per annum determined by reference to the senior unsecured long-term debt ratings of the Company by S&P and Moody’s, as specified on Schedule II hereto. Any change in the Facility Fee shall become effective on the day on which such a Rating Agency publicly announces a change in such rating. Notwithstanding the foregoing, Facility Fees in respect of the Facility Fee Base, as defined below, of any Lender shall cease to accrue, and accrued but unpaid Facility Fees shall be payable, on the date (if any) on which such Lender’s Facility Fee Base is reduced to zero pursuant hereto. For this purpose the “Facility Fee Base” is the aggregate amount of the Credit Exposures; provided that following termination of the Commitments, the Facility Fee Base at any date shall not include any principal amounts bearing interest at such date at the Post Default Rate.

(b) The Company shall pay (i) to the Administrative Agent on behalf of the Lenders a Letter of Credit fee accruing daily on the aggregate undrawn amount of all outstanding Letters of Credit at a rate per annum equal to the Eurodollar Margin for such day and (ii) to each Issuing Lender for its own account a letter of credit fronting fee accruing daily on the aggregate amount then available for drawing under all Letters of Credit issued by such Issuing Lender at such rate per annum as may be mutually agreed between the Company and such Issuing Lender from time to time.

(c) Fees payable pursuant to this Section 2.11 shall be determined as follows: (i) Facility Fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year) for the actual number of days elapsed and (ii) Letter of Credit fees shall be computed on the basis of a year of 360 days for the actual number of days elapsed. All such fees shall be payable in arrears on each Quarterly Date during the period from and including the Effective Date to but excluding the date the Facility Fee Base is reduced to zero and on the date the Facility Fee Base is reduced to zero and shall be paid by the Company to the Administrative Agent for the account of the Lenders.

Section 2.12. Reduction or Termination of Commitments. The Company shall have the right at any time or from time to time, upon not less than three Domestic Business Days’ prior written notice to the Administrative Agent, to terminate the Commitments of the Lenders, in whole or in part, provided that each partial termination shall be in an aggregate amount of not less than $25,000,000 and a multiple of $5,000,000, and shall reduce the Commitments of the applicable Lenders proportionately (the signature pages hereto shall be deemed to be amended to reflect the reduction in such Commitment); and provided further that after giving effect to any such termination or reduction and any prepayment or repayment of the Loans on or before the effective date thereof, the Total Usage of each Lender shall not exceed its Commitment as so reduced (or shall be zero in the case of the termination of the Commitments). The Administrative Agent shall give prompt written notice to each Lender of each such reduction or termination. The Commitment of a Lender may also be terminated under the provisions of Section 9.01(a).

Section 2.13. Lending Offices. Each Loan shall be made and maintained by the Applicable Lending Office of each respective Lender. Subject to the provisions of Sections 8.01, 8.02 and 9.08(d), each Lender may transfer any Loan to or designate a different office of itself or any subsidiary or affiliate and such office shall thereupon become an Applicable Lending Office.

Section 2.14. Reimbursement. The Company shall reimburse each Lender for all reasonable out-of-pocket costs and expenses, including the cost of any liquidation and redeployment of funds borrowed by such Lender (but excluding loss of margin for the period after any payment, conversion or failure to borrow, convert or continue as described herein), in the event that the Company makes any payment of principal with respect to, or converts, any Fixed Rate Loan on any day other than the last day of an Interest Period applicable thereto (pursuant to Section 2.09 or otherwise) or any borrowing, conversion, continuation or prepayment notified to the Lenders pursuant to Section 2.02, 2.03, 2.05 or 2.09(b) relative to Fixed Rate Loans shall not be consummated because of the Company’s failure to satisfy one or more of the applicable conditions precedent in Article 3 or because the Company fails to borrow, convert, continue or prepay at the specified time. Any Lender requesting reimbursement from the Company for such costs and expenses pursuant to this Section 2.14 shall provide the Company through the Administrative Agent with the calculation of the amount of such costs and expenses in reasonable detail.

Section 2.15. Letters of Credit.

(a) Commitment to Issue Letters of Credit. Subject to the terms and conditions hereof, and so long as no Stop Issuance Notice is in effect, each Issuing Lender in reliance upon the agreements of the other Lenders set forth in this Section 2.15 agrees to issue Letters of Credit from time to time before the Letter of Credit Termination Date upon the request of the Company; provided that (i) immediately after each Letter of Credit is issued (x) the Total Usage of all Lenders shall not exceed the aggregate amount of the Commitments and (y) the aggregate amount of the Letter of Credit Liabilities of all Lenders shall not exceed $300,000,000 and (ii) each such Letter of Credit shall only back performance of non-financial or commercial contracts or undertakings of the Company and its Subsidiaries of the type which qualify for a 50% conversion factor for purposes of risk-based capital adequacy regulations applicable to the Lenders from time to time. Upon the date of issuance by an Issuing Lender of a Letter of Credit, the Issuing Lender shall be deemed, without further action by any party hereto, to have sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have purchased from the Issuing Lender, a participation in such Letter of Credit and the related Letter of Credit Liabilities in the proportion its respective Commitment bears to the aggregate Commitments. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(b) Method for Issuance; Terms; Extensions.

(i) The Company shall give the Issuing Lender selected by it notice at least three Domestic Business Days (or such shorter notice as may be acceptable to the Issuing Lender in its discretion) prior to the requested date of issuance or extension of a Letter of Credit specifying the date such Letter of Credit is to be issued or extended, and describing the terms of such Letter of Credit and the nature of the transactions to be supported thereby in reasonable detail (such notice, a “Notice of Issuance”). Upon receipt of a Notice of Issuance, the Issuing Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender of the contents thereof and of the amount of such Lender’s participation in such Letter of Credit.

(ii) The obligation of the Issuing Lender to issue each Letter of Credit shall, in addition to the conditions precedent set forth in Section 3.02, be subject to the conditions precedent that such Letter of Credit shall be in such form and contain such terms as shall be satisfactory to the Issuing Lender and the Company. The Company shall also pay to the Issuing Lender for its own account issuance, drawing, amendment and extension charges in the amounts and at the times as agreed between the Company and the Issuing Lender.

(iii) The renewal of any Letter of Credit shall be deemed to be an issuance of such Letter of Credit, and if any Letter of Credit contains a provision pursuant to which it is deemed to be renewed unless notice of termination is given by the Issuing Lender, the Issuing Lender shall give such notice of termination if and only if (x) the Issuing Lender is so instructed by the Company in writing not less than three Domestic Business Days prior to the deadline for doing so, (y) a Stop Issuance Notice is in effect or (z) the extended term of such Letter of Credit would end after the Letter of Credit Termination Date. No Letter of Credit shall have a term extending or extendible beyond the Letter of Credit Termination Date.

(c) Payments; Reimbursement Obligations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Lender shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Company and each other Lender as to the amount to be paid as a result of such demand or drawing and the date such payment is to be made by the Issuing Lender (the “Payment Date”). Subject to subsection (d)(vi) below, the Company shall be irrevocably and unconditionally obligated to reimburse the Issuing Lender for any amounts paid by the Issuing Lender upon any drawing under any Letter of Credit, without presentment, demand, protest or other formalities of any kind. Such reimbursement shall be due from the Company on the date of receipt by it of notice from the Issuing Lender of its obligation to make such payment (or, if such notice is received by the Company after 1:00 P.M. (New York time) on any date, on the next succeeding Domestic Business Day); and provided further that if and to the extent any such reimbursement is not made by the Company in accordance with this clause (i) or clause (ii) on the Payment Date, then (irrespective of when notice thereof is received by the Company), such reimbursement obligation shall bear interest, payable on demand, for each day from and including the Payment Date to but not including the date such reimbursement obligation is paid in full at a rate per annum equal to the rate applicable to Base Rate Loans for such day.

(ii) All such amounts paid by the Issuing Lender and remaining unpaid by the Company (a “Reimbursement Obligation”) shall, if and to the extent that the amount of such Reimbursement Obligation would be permitted as a Borrowing pursuant to Section 2.01, and unless the Company otherwise instructs the Administrative Agent by not less than one Domestic Business Day’s prior notice, convert automatically to Base Rate Loans on the date such Reimbursement Obligation arises. The Administrative Agent shall, on behalf of the Company (which hereby irrevocably directs the Administrative Agent so to act on its behalf), give notice no later than 11:00 a.m. (New York time) on such date requesting each Lender to make, and each Lender hereby agrees to make, a Base Rate Loan, in an amount equal to such Lender’s Percentage of the Reimbursement Obligation with respect to which such notice relates. Each Lender shall make such Loan available to the Administrative Agent at its address referred to in Section 9.02 in immediately available funds, not later than 1:00 p.m. (New York time), on the date specified in such notice. The Administrative Agent shall pay the proceeds of such Loans to the Issuing Lender, which shall immediately apply such proceeds to repay the Reimbursement Obligation.

(iii) To the extent the Reimbursement Obligation is not refinanced by a Lender pursuant to clause (ii) above, subject to subsection (d)(vi) below, such Lender will pay to the Administrative Agent, for the account of the Issuing Lender, immediately upon the Issuing Lender’s demand at any time during the period commencing after such Reimbursement Obligation arises until reimbursement therefor in full by the Company, an amount equal to such Lender’s Percentage of such Reimbursement Obligation, together with interest on such amount for each day from the date of the Issuing Lender’s demand for such payment (or, if such demand is made after 1:00 P.M. (New York time) on such date, from the next succeeding Domestic Business Day) to the date of payment by such Lender of such amount at a rate of interest per annum equal to the Federal Funds Rate for the first three Domestic Business Days after the date of such demand and thereafter at a rate per annum equal to the Base Rate for each additional day. The Issuing Lender will pay to each Lender ratably all amounts received from the Company for application in payment of its Reimbursement Obligations in respect of any Letter of Credit, but only to the extent such Lender has made payment to the Issuing Lender in respect of such Letter of Credit pursuant hereto.

(iv) In the event that any payment of any Reimbursement Obligation by the Company to any Issuing Lender is required to be returned to the Company (x) if and to the extent the Lenders shall have previously funded their participations in such Reimbursement Obligation pursuant to clause (iii) above, each Lender shall return to the Issuing Lender any portion of such payment previously distributed to it by the Issuing Lender and (y) if and to the extent the Lenders shall not have previously funded such Reimbursement Obligation, the Lenders obligations under clause (iii) above shall apply as if such Reimbursement Obligation were due but not paid at such time.

(v) To the extent there is a conflict between this Agreement and any Issuing Lender’s application, reimbursement agreement or related document or agreement, the terms of this Agreement shall govern.

(d) Obligations Absolute. The obligations of the Company and each Lender under subsection (c) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any Letter of Credit or any document related hereto or thereto;

(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of this Agreement or any Letter of Credit or any document related hereto or thereto;

(iii) the use which may be made of the Letter of Credit by, or any acts or omission of, a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting);

(iv) the existence of any claim, set-off, defense or other rights that the Company may have at any time against a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting), any Lender (including the Issuing Lender) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(v) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(vi) payment under a Letter of Credit against presentation to the Issuing Lender of documents that do not comply with the terms of such Letter of Credit; provided, that the Issuing Lender’s determination that documents presented under such Letter of Credit comply with the terms thereof shall not have constituted gross negligence or willful misconduct of the Issuing Lender; or

(vii) any other act or omission to act or delay of any kind by any Lender (including the Issuing Lender), the Administrative Agent or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this subsection (vii), constitute a legal or equitable discharge of or defense to the Company’s or the Lender’s obligations hereunder.

(e) Indemnification; Expenses.

(i) Company hereby indemnifies and holds harmless each Lender (including each Issuing Lender) and the Administrative Agent from and against any and all claims, damages, losses, liabilities, costs or expenses which it may reasonably incur in connection with a Letter of Credit issued pursuant to this Section 2.15 (including any Letter of Credit which may be issued that does not meet the requirements of Section 2.15(a)(ii)); provided that the Company shall not be required to indemnify any Lender, or the Administrative Agent, for any claims, damages, losses, liabilities, costs or expenses, to the extent the same has been caused by (A) the gross negligence or willful misconduct of such Person or (B) the Issuing Lender’s failure to pay under any Letter of Credit after the presentation to it of documents strictly complying with the terms and conditions of such Letter of Credit.

(ii) None of the Lenders (including an Issuing Lender) nor the Administrative Agent nor any of their officers or directors or employees or agents shall be liable or responsible, by reason of or in connection with the execution and delivery or transfer of or payment or failure to pay under any Letter of Credit, including without limitation any of the circumstances enumerated in Section 2.15(d) above; provided that, notwithstanding Section 2.15(d), the Company shall have a claim for direct (but not consequential, punitive or any other indirect) damage suffered by it, to the extent caused by (x) subject to the immediately following sentence, the Issuing Lender’s gross negligence or willful misconduct in determining whether documents presented under any Letter of Credit complied with the terms of such Letter of Credit or (y) the Issuing Lender’s failure to pay under any Letter of Credit after the presentation to it of documents strictly complying with the terms and conditions of the Letter of Credit. The parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(iii) Nothing in this subsection (e) is intended to limit the obligations of the Company under any other provision of this Agreement. To the extent the Company does not indemnify an Issuing Lender as required by this subsection, the Lenders agree to do so ratably in accordance with their Commitments.

(f) Defaulting Lenders. This Section 2.15 shall be subject to the applicable provisions of Section 2.20 in the event any Lender becomes a Defaulting Lender.

Section 2.16. Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, and so long as no Stop Issuance Notice is in effect, each Swing Line Lender agrees to make loans (each such loan, a “Swing Line Loan”) to the Company from time to time on any Domestic Business Day until the Commitment Termination Date in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit and, as to each Swing Line Lender, not to exceed the Swing Line Lender Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the pro rata share of the outstanding amount of Loans and Letter of Credit Liabilities of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided that after giving effect to any Swing Line Loan, the Total Usage for all Lenders at such time shall not exceed the Total Commitments at such time; provided further that the Company shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.16, prepay under Section 2.09 and reborrow under this Section 2.16. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Company’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:00 p.m. (New York Time) on the requested borrowing date or such later time on the requested borrowing date as may be approved by the Swing Line Lender in its sole discretion, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Domestic Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Notice of Swing Line Borrowing, appropriately completed and signed by a Responsible Officer of the Company. Promptly after receipt by the Swing Line Lender of any telephonic Notice of Swing Line Borrowing, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Notice of Swing Line Borrowing and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 3:00 p.m. (New York time) on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the provisos to the first sentence of Section 2.16(a), or (B) that one or more of the applicable conditions specified in Section 3.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 4:00 p.m. (New York time) on the borrowing date specified in such Notice of Swing Line Borrowing, make the amount of its Swing Line Loan available to the Company.

(c) Refinancing.

(i) The Swing Line Lender may request, at any time in its sole and absolute discretion, and shall request on or prior to the tenth Domestic Business Day after any Swing Line Loan is made, on behalf of the Company (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s pro rata share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Notice of Swing Line Borrowing for purposes hereof) and in accordance with the requirements of Section 2.02(a) as if it were a Base Rate Loan, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the facility and the conditions set forth in Section 3.02. The Swing Line Lender shall furnish the Company with a copy of the applicable Notice of Swing Line Borrowing promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its pro rata share of the amount specified in such Notice of Swing Line Borrowing available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. (New York time) on the day specified in such Notice of Swing Line Borrowing, whereupon, subject to Section 2.16(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing of Loans in accordance with Section 2.16(c)(i), the request for Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.16(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.16(c) by the time specified in Section 2.16(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.16(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, the Company or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, (C) non-compliance with the conditions set forth in Section 3.02, or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such purchase or funding of risk participations shall relieve or otherwise impair the obligation of the Company to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) In the event that any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender to the Company (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause (ii) shall survive the payment in full of all of the obligations of the Company under this Agreement and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Company for interest on the Swing Line Loans. Until each Lender funds its Loan or risk participation pursuant to this Section 2.16 to refinance such Lender’s Percentage of any Swing Line Loan, interest in respect thereof shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Company shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

(g) Defaulting Lenders. This Section 2.16 shall be subject to the applicable provisions of Section 2.20 in the event any Lender becomes a Defaulting Lender.

Section 2.17. Stop Issuance Notice. If the Required Lenders determine at any time that the conditions set forth in Section 3.02 would not be satisfied in respect of a Borrowing at such time, then the Required Lenders may request that the Administrative Agent issue a “Stop Issuance Notice”, and the Administrative Agent shall issue such notice to each Issuing Lender and Swing Line Lender. Such Stop Issuance Notice shall be withdrawn upon a determination by the Required Lenders that the circumstances giving rise thereto no longer exist. No Letter of Credit shall be issued and no Swing Line Loan shall be made while a Stop Issuance Notice is in effect. The Required Lenders may request issuance of a Stop Issuance Notice only if there is a reasonable basis therefor, and shall consider reasonably and in good faith a request from the Company for withdrawal of the same on the basis that the conditions in Section 3.02 are satisfied; provided that the Administrative Agent, the Issuing Lenders and the Swing Line Lender may and shall conclusively rely on any Stop Issuance Notice while it remains in effect. The absence of a Stop Issuance Notice at any time shall not affect the rights and obligations of the parties hereto at any time that the conditions set forth in Section 3.02 would not be satisfied in respect of a Borrowing at such time or create any implication that such conditions would be satisfied at such time.

Section 2.18. Extension Option. (a) So long as at the time no Default shall exist, the Commitment Termination Date may be extended in the manner set forth in this Section 2.18 for a period of one year from the Commitment Termination Date then in effect; provided that the Commitment Termination Date may only be so extended once per year. If the Company wishes to request an extension of the Commitment Termination Date, the Company shall give written notice to that effect to the Administrative Agent not less than 45 days nor more than 90 days prior to each anniversary of the Closing Date that occurs prior to the Commitment Termination Date then in effect, whereupon the Administrative Agent shall promptly notify each of the Lenders of such request. Each Lender will use its best efforts to respond to such request, whether affirmatively or negatively, as it may elect in its sole discretion, within 30 days of such notice from the Administrative Agent. If any Lender shall not have responded affirmatively within such 30-day period, such Lender shall be deemed to have rejected the Company’s proposal to extend such Lender’s Commitment and only the Commitments of those Lenders which have responded affirmatively shall be extended, subject to receipt by the Administrative Agent of counterparts of an Extension Agreement in substantially the form of Exhibit L hereto (the “Extension Agreement”) duly completed and signed by the Company, the Administrative Agent and all of the Lenders that have responded affirmatively. No extension of the Commitments pursuant to this Section 2.18 shall be legally binding on any party hereto unless and until such Extension Agreement is so executed and delivered by Lenders having more than 50% of the aggregate amount of the Commitments.

(b) If any Lender rejects, or is deemed to have rejected, the Company’s proposal to extend such Lender’s Commitment, (A) subject to (B) below, this Agreement shall terminate on the Commitment Termination Date then in effect with respect to such Lender, and the Company shall pay to such Lender on such Commitment Termination Date any amounts due and payable to such Lender on such date and (B) the Company may, if it so elects, require any Lender that does not elect to extend its Commitment to assign its Commitment in its entirety to one or more Eligible Assignees pursuant to Section 9.01(b) which Eligible Assignees will agree to the extension of the Commitment Termination Date. On the date of termination of any Lender’s Commitment as contemplated by clause (A) of the first sentence of this subsection (b), the respective participations of the other Lenders in all outstanding Letters of Credit and Swing Line Loans shall be redetermined on the basis of their respective Commitments after giving effect to such termination and, if applicable, any assignment pursuant to clause (B) of the first sentence of this subsection (b), and the participation therein of the Lender whose Commitment is terminated shall terminate; provided that the Company shall, if and to the extent necessary to permit such redetermination of participations in Letters of Credit and Swing Line Loans within the limits of the Commitments which are not terminated, prepay on such date a portion of the outstanding Loans, and such redetermination and termination of participations in outstanding Letters of Credit shall be conditioned upon its having done so.

(c) The Administrative Agent shall promptly notify the Lenders of the effectiveness of each extension of the Commitments pursuant to this Section 2.18.

Section 2.19. Increased Commitments; Additional Lenders.

(a) From time to time the Company may, upon at least thirty Domestic Business Days’ notice to the Administrative Agent (which shall promptly provide a copy of such notice to the Lenders), increase the aggregate amount of the Commitments by an amount up to $500,000,000 in the aggregate for all increases made pursuant to this Section 2.19 (the amount of any such increase, the “Increased Commitments”).

(b) To effect such an increase, the Company may designate one or more of (x) the existing Lenders or (y) other financial institutions reasonably acceptable to the Administrative Agent, the Issuing Lenders and the Swing Line Lenders, in each case, which at the time agree to (i) in the case of any such lender that is an existing Lender, increase its Commitment (an “Increasing Lender”) and (ii) in the case of any other such lender (an “Additional Lender”), become a party to this Agreement with a Commitment of not less than $10,000,000; it being understood that no existing Lender shall have any obligation to increase its Commitment.

(c) Any increase in the Commitments pursuant to this Section 2.19 shall be subject to the satisfaction of the conditions contained in the first sentence of Section 3.02(a).

(d) An increase in the aggregate amount of the Commitments pursuant to this Section 2.19 shall become effective upon the receipt by the Administrative Agent of (i) an agreement in form and substance reasonably satisfactory to the Administrative Agent signed by the Company, by each Additional Lender and by each other Lender whose Commitment is to be increased, setting forth the new Commitments of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof, (ii) such evidence of appropriate corporate authorization on the part of the Company with respect to the Increased Commitments and such opinions of counsel for the Company with respect to the Increased Commitments as the Administrative Agent may reasonably request.

(e) On the effective date of any increase in the aggregate amount of the Commitments pursuant to this Section 2.19, (i) each Additional Lender shall pay to the Administrative Agent an amount equal to its pro rata share of the aggregate outstanding Loans (and funded participations, if any, in Letters of Credit and Swing Line Loans) and (ii) any Increasing Lender whose Commitment has been increased shall pay to the Administrative Agent an amount equal to the increase in its pro rata share of the aggregate outstanding Committed Loans (and funded participations as above), in each case such payments shall be for the account of each other Lender. Upon receipt of such amount by the Administrative Agent,

(A) each other Lender shall be deemed to have ratably assigned that portion of its outstanding Committed Loans (and funded participations, if any, in Letters of Credit and Swing Line Loans) that is being reduced to the Additional Lenders and the Increasing Lenders in accordance with such Lender’s new Commitment or the increased portion thereof as applicable, (B) the Administrative Agent shall promptly distribute to each other Lender its ratable share of the amounts received by the Administrative Agent pursuant to this paragraph and (C) the participations of the Lenders in outstanding Letters of Credit and Swing Line Loans shall be determined in accordance with their Commitments after giving effect to such increase.

Section 2.20. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Fees shall cease to accrue on the Commitment of such Defaulting Lender under Section 2.11, including with respect to such Defaulting Lender’s Letter of Credit Liabilities;

(b) The Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.07);

(c) Except as otherwise provided in Section 2.20(d), any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 6 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.06), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Lenders or Swing Line Lenders hereunder; third, if so determined by the Administrative Agent or requested by any Issuing Lender or Swing Line Lender, to be held as cash collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Company may request (so long as no Default or Event of Default exists) to be held in a non-interest bearing deposit account and released in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fifth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or Swing Line Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lenders or Swing Line Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 3.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.20 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(d) If any Swing Line Obligations or Letter of Credit Obligations exist at the time any Lender becomes a Defaulting Lender then:

(i) all or any part of the Swing Line Obligations and Letter of Credit Liabilities of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Percentages but only to the extent (A) no Event of Default has occurred and is continuing at such time and (B) that the Total Usage for each non-Defaulting Lender does not exceed such non-Defaulting Lender’s Commitment;

(ii) if the reallocation described in clause (i) above cannot, or can only partially be effected, the Company shall within one Domestic Business Day following notice by the Administrative Agent (x) first, prepay such Defaulting Lender’s pro rata share of all Swing Line Obligations and (y) second, cash collateralize for the benefit of the Issuing Lender only the Company’s obligations corresponding to such Defaulting Lender’s Letter of Credit Liabilities (after giving effect to any partial reallocation pursuant to clause (i) above and any cash collateral provided by such Defaulting Lender pursuant to Section 2.20(c)) (the “Collateralized Amount”) in accordance with the procedures set forth in Section 6.02 for so long as such Defaulting Lender’s Letter of Credit Liabilities are outstanding;

(iii) if such Defaulting Lender’s Letter of Credit Liabilities are reallocated to the non-Defaulting Lenders pursuant to clause (i) above, then the fees payable to the non-Defaulting Lenders pursuant to Section 2.11(a) and 2.11(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Percentages; and

(iv) if all or any portion of such Defaulting Lender’s Letter of Credit Liabilities is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lenders or any other Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such Letter of Credit Liabilities) and letter of credit fees payable under Section 2.11(b) with respect to such Defaulting Lender’s Letter of Credit Liabilities shall be payable to the Issuing Lenders until and to the extent that such Defaulting Lender’s Letter of Credit Liabilities are reallocated and/or cash collateralized.

(e) So long as any Lender is a Defaulting Lender, the Swing Line Lenders shall not be required to fund such portion of any Swing Line Loan and the Issuing Lenders shall not be required to issue, amend or increase any Letter of Credit, unless they are satisfied that the related exposure and the Defaulting Lender’s then outstanding Letter of Credit Liabilities will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Company in accordance with Section 2.20(b), and participating interests in any newly made Swing Line Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(b) (and such Defaulting Lender shall not participate therein).

(f) In the event that the Administrative Agent, the Company, the Swing Line Lenders and the Issuing Lenders each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swing Line Obligations and Letter of Credit Liabilities of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swing Line Loans and Competitive Bid Rate Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Percentage, and such Lender shall cease to be a Defaulting Lender; provided, however, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

(g) The Collateralized Amount (or the appropriate portion thereof) shall no longer be required to be held as cash collateral pursuant to Section 2.20(d)(ii), and shall be released to the Company, following (i) the elimination of such Defaulting Lender’s Letter of Credit Liabilities (including pursuant to Section 2.20(e) or Section 9.01), or (ii) the determination by the Administrative Agent and each Issuing Lender that there exists excess cash collateral.

ARTICLE 3

CONDITIONS

Section 3.01. Conditions to Effectiveness. The Commitments shall become effective on the date that each of the following conditions shall have been satisfied (or waived in accordance with Section 9.07):

(a) Counterparts. The Administrative Agent and the Syndication Agent shall have received counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, telegraphic, telex, facsimile transmission or other written confirmation from such party of execution of a counterpart hereof by such party).

(b) Account. The Company shall have designated in writing to the Administrative Agent its account pursuant to Section 2.04(b).

(c) Signatures. The Company shall have certified the name and signature of each officer authorized to sign this Agreement and any Notes on its behalf and each Designated Representative authorized to give Notices of Borrowing or give Notices of Conversion/Continuation under this Agreement. The Lenders may conclusively rely on such certification until they respectively receive notice in writing to the contrary.

(d) Opinion of Company Counsel. The Administrative Agent and the Syndication Agent shall have received (i) an opinion of Hogan Lovells US LLP, special counsel for the Company and (ii) an opinion of the General Counsel, the Associate General Counsel or an Assistant General Counsel of the Company, in form and substance reasonably satisfactory to the Administrative Agent; the Company hereby expressly instructs each such counsel to prepare such opinion for the benefit of the Agents and the Lenders.

(e) Proof of Corporate Action. The Company shall have delivered copies certified by its Secretary or an Assistant Secretary of its Charter and Bylaws and of all corporate action taken by the Company to authorize the execution, delivery and performance of this Agreement and the Notes and the borrowing hereunder.

(f) Fees. The Lenders and the Agents shall have received the fees, as otherwise agreed to by them and the Company, then or theretofore payable.

(g) Existing Credit Agreement. Each of the Administrative Agent and the Syndication Agent shall have received evidence satisfactory to it of the termination of all commitments under, and the payment of all principal and interest on any loans outstanding under, and of all other amounts payable under, the Existing Credit Agreement;

provided that this Agreement shall not become effective or be binding unless all of the foregoing conditions are satisfied no later than October 21, 2011. The

Administrative Agent shall promptly notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding on all parties hereto. The Lenders that are parties to the Existing Credit Agreement, comprising the “Required Banks” as defined in the Existing Credit Agreement, and the Company agree to eliminate the requirement under Section 2.12 of the Existing Credit Agreement that notice of optional termination of the commitments thereunder be given three Domestic Business Days in advance, and further agree that the commitments under the Existing Credit Agreement shall terminate in their entirety simultaneously with and subject to the effectiveness of this Agreement and that the Company shall be obligated to pay the accrued facility fees thereunder to but excluding the date of such effectiveness.

Section 3.02. Conditions to All Loans and Letters of Credit. The obligation of each Lender to make each Loan to be made by it on or after the Effective Date (including the initial Loan) and the obligation of an Issuing Lender to issue (or renew or extend the term of) any Letter of Credit, is subject to the following conditions precedent:

(a) Events of Default, etc. No Event of Default shall have occurred and be continuing; and except as otherwise described by the Company in a writing to the Syndication Agent and waived by the Required Lenders, the representations of the Company in Article 4 (other than Sections 4.04(c), 4.05, 4.11 and 4.12) shall be true on and as of the date of such Loan or issuance of any Letter of Credit with the same force and effect as if made on and as of such date. Notwithstanding the foregoing, for purposes of the representations of the Company in Article 4 in respect of any Loans to be made on the Effective Date, the limitation in the parenthetical included in the previous sentence shall not apply.

(b) Company Representation. Each Notice of Borrowing or Notice of Issuance given by the Company shall constitute a representation by the Company as to the satisfaction in respect of such borrowing or issuance of the conditions referred to in Section 3.02(a).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants that:

Section 4.01. Corporate Existence and Power. Each of the Company and its Restricted Subsidiaries is duly organized and validly existing under the laws of the state of its organization without limitation on the duration of its existence, is in good standing therein, and is duly qualified to transact business in all jurisdictions where such qualification is necessary, except for such jurisdictions where the failure to be so qualified or licensed will not be reasonably likely to have a Material Adverse Effect; the Company has corporate power to enter into and perform this Agreement; and the Company has the corporate power to borrow Loans, request Letters of Credit and issue Notes as contemplated by this Agreement.

Section 4.02. No Contravention. The execution and delivery by the Company of this Agreement and any Notes and the performance by the Company of its respective obligations under this Agreement and any Notes, do not contravene, or constitute a default under, any provision of applicable law or regulation or such corporation’s Charter or Certificate of Incorporation, as the case may be, or Bylaws or any indenture, agreement, instrument, judgment or order to which the Company is a party or by which it or any of its material assets or properties may be bound or affected which would be reasonably likely to have a Material Adverse Effect.

Section 4.03. Corporate Authorization; Binding Effect. The Company has taken all corporate action necessary to authorize its execution and delivery of this Agreement and any Notes and the consummation of the transactions contemplated hereby; this Agreement and any Notes constitute the valid and binding agreements of the Company enforceable against the Company in accordance with their respective terms, except to the extent limited by bankruptcy, reorganization, insolvency, moratorium and other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general equitable principles.

Section 4.04. Financial Information. (a) The consolidated balance sheets of the Company and its Consolidated Subsidiaries as of December 31, 2010 and 2009 and the related consolidated statements of earnings, stockholders’ equity, and cash flows for each of the years then ended, audited by Ernst & Young LLP and set forth in the Company’s 2010 Form 10-K, a copy of which has been made available to each of the Lenders, present fairly, in all material respects, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such dates and the consolidated results of their operations and their cash flows for each of the years then ended in conformity with generally accepted accounting principles.

(b) The unaudited consolidated balance sheet of the Company and its Consolidated Subsidiaries as of June 26, 2011 and the related unaudited consolidated statements of income and cash flows for the six months then ended, set forth in the Company’s June 26, 2011 Form 10-Q, a copy of which has been made available to each of the Lenders, present fairly, in all material respects, on a basis consistent with the financial statements referred to in subsection (a) of this Section except as disclosed in the Company’s quarterly report on Form 10-Q for the quarter ended March 27, 2011, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such six-month period (subject to normal year end adjustments and the absence of footnotes).

(c) Since December 31, 2010, there has occurred no change in the consolidated financial condition of the Company and its Consolidated Subsidiaries which would be reasonably likely to have a Material Adverse Effect.

Section 4.05. Litigation; Taxes. (a) There are no suits, actions or proceedings pending, or to the knowledge of any member of the Company’s legal department threatened, against or affecting the Company or any Subsidiary, the adverse determination of which is reasonably likely to occur, and if so adversely determined would be reasonably likely to have a Material Adverse Effect.

(b) The Company and each Subsidiary have filed all material tax returns which to the knowledge of the Company’s Vice President, Taxes and General Tax Counsel were required to be filed and have paid or have adequately provided for all taxes shown thereon to be due, including interest and penalties, except for (i) those not yet delinquent, (ii) those the nonpayment of which would not be reasonably likely to have a Material Adverse Effect and (iii) those being contested in good faith and adequately covered by reserves.

Section 4.06. Margin Regulations. No part of the proceeds of any Loan will be used in a manner which would violate, or result in a violation of, Regulation U.

Section 4.07. Governmental Approvals. No consent, approval, authorization, permit or license from, or registration or filing with, any Governmental Authority is required in connection with the making of this Agreement, with the exception of routine periodic filings made under the Exchange Act and the filing of International Capital Form CQ-1’s.

Section 4.08. Pari Passu Obligations. Under applicable United States laws (including state and local laws) in force at the date hereof, the claims and rights of the Lenders and the Agents against the Company under this Agreement and the Notes will not be subordinate to, and will rank at least pari passu with, the claims and rights of any other unsecured creditors of the Company (except to the extent provided by bankruptcy, reorganization, insolvency, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors’ rights and by general principles of equity).

Section 4.09. No Defaults. The payment obligations of the Company and the Restricted Subsidiaries in respect of any Material Debt are not overdue.

Section 4.10. Full Disclosure. All information furnished to the Lenders in writing prior to the date hereof in connection with the transactions contemplated hereby does not, collectively, contain any misstatement of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading in any material respect on and as of the date hereof.

Section 4.11. ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in substantial compliance in all material respects with the presently applicable material provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or made any amendment to any Plan which, in either case has resulted or could result in the imposition of a material Lien or the posting of a material bond or other material security under ERISA or the Internal Revenue Code or (iii) incurred any material liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

Section 4.12. Environmental Matters. The financial statements described in Section 4.04 provide certain information regarding the current and potential obligations arising from various consent decrees, cleanup and abatement orders, and current or potential proceedings pertaining to actual or alleged soil and water contamination, disposal of hazardous wastes, and other environmental matters related to properties currently owned by the Company or its Restricted Subsidiaries, previously owned properties, and other properties. Since December 31, 2010, environmental matters have not caused any material adverse change in the consolidated financial condition of the Company and the Consolidated Subsidiaries from that shown by such financial statements.

In the ordinary course of business, the ongoing operations of the Company and its Restricted Subsidiaries are reviewed from time to time to determine compliance with applicable Environmental Laws. Based on these reviews, to the knowledge of the Company, ongoing operations at the Principal Properties are currently being conducted in substantial compliance with applicable Environmental Laws except to the extent that noncompliance would not be reasonably likely to result in a material adverse change in the consolidated financial condition of the Company and the Consolidated Subsidiaries.

ARTICLE 5

COVENANTS

From the Effective Date and so long as any Lender has any Credit Exposure under this Agreement, the Company agrees that, unless the Required Lenders shall otherwise consent in writing:

Section 5.01. Information. The Company will deliver to the Administrative Agent for each of the Lenders:

(a) as soon as available and in any event within 60 days after the end of each of its first three quarterly accounting periods in each fiscal year, consolidated statements of earnings and cash flows of the Company and the Consolidated

Subsidiaries for the period from the beginning of such fiscal year to the end of such fiscal period and the related consolidated balance sheet of the Company and the Consolidated Subsidiaries as at the end of such fiscal period, all in reasonable detail (it being understood that delivery of such statements as filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this subsection);

(b) as soon as available and in any event within 120 days after the end of each fiscal year, consolidated statements of earnings and cash flows of the Company and the Consolidated Subsidiaries for such year and the related consolidated balance sheets of the Company and the Consolidated Subsidiaries as at the end of such year, all in reasonable detail and accompanied by an opinion of independent public accountants of recognized standing selected by the Company as to such consolidated financial statements (it being understood that delivery of such statements as filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this subsection);

(c) promptly after their becoming available:

(i) copies of all financial statements, stockholder reports and proxy statements that the Company shall have sent to its stockholders generally; and

(ii) copies of all registration statements filed by the Company under the Securities Act of 1933, as amended (other than registration statements on Form S-8 or any registration statement filed in connection with a dividend reinvestment plan), and regular and periodic reports, if any, which the Company shall have filed with the Securities and Exchange Commission (or any governmental agency or agencies substituted therefor) under Section 13 or Section 15(d) of the Exchange Act, or with any national or international securities exchange (other than those on Form 11-K or any successor form);

(d) from time to time, with reasonable promptness, but subject to restrictions imposed by applicable security clearance regulations, such further information regarding the business and financial condition of the Company and its Subsidiaries as any Lender may reasonably request through the Syndication Agent;

(e) prompt notice of the occurrence of any Default; and

(f) prompt notice of all litigation and of all proceedings before any governmental or regulatory agency pending (or, to the knowledge of the General Counsel of the Company, threatened) and affecting the Company or any Restricted Subsidiary, except litigation or proceedings which, the adverse determination of which is not reasonably likely to occur, or which, if so adversely determined, would not be reasonably likely to result in a Material Adverse Effect.

Each set of financial statements delivered pursuant to clause (a) or clause (b) of this Section 5.01 shall be accompanied by a certificate in the form attached hereto as Exhibit I signed by a financial officer of the Company (i) stating that such officer has no knowledge, except as specifically stated, of any Default and (ii) including the computations showing whether the Company was, at the end of the relevant fiscal period, in compliance with the provisions of Section 5.09.

Information required to be delivered pursuant to clauses (a), (b) or (c) above which is filed by the Company with the Securities and Exchange Commission shall be deemed to have been delivered (x) in the case of clauses (a) and (b), on the date when so filed (it being understood that deemed delivery does not affect the requirement of a certificate as set forth in the preceding paragraph) and (y) in the case of clause (c), on the date on which the Company provides notice to the Administrative Agent (which shall promptly advise the Lenders of such notice) that such information has been posted on the Company’s website on the Internet at the website address listed on the signature pages hereof, at sec.gov/edaux/searches.htm or at another website identified in such notice and accessible by the Lenders without charge; provided that (i) such notice may be included in a certificate delivered pursuant to the preceding paragraph and (ii) the Company shall deliver paper copies of the information referred to in clauses (a), (b) or (c) to the Administrative Agent for any Lender which requests such delivery.

Section 5.02. Payment of Obligations. The Company will pay and discharge, and will cause each Restricted Subsidiary to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any property belonging to it, prior to the date on which penalties attach thereto, and all lawful material claims which, if unpaid, might become a Lien upon the property of the Company or such Restricted Subsidiary; provided that neither the Company nor any such Restricted Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim (i) the payment of which is being contested in good faith and by proper proceedings, (ii) not yet delinquent or (iii) the non-payment of which, if taken in the aggregate, would not be reasonably likely to result in a Material Adverse Effect.

Section 5.03. Insurance. The Company will maintain, and will cause each Restricted Subsidiary to maintain, insurance from responsible companies in such amounts and against such risks as is customarily carried by owners of similar businesses and properties in the same general areas in which the Company or such Restricted Subsidiary operates or, to the customary extent, self-insurance.

Section 5.04. Maintenance of Existence. The Company will preserve and maintain, and will cause each Restricted Subsidiary to preserve and maintain, its corporate existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business, and conduct its business in an orderly, efficient and regular manner. Nothing herein contained shall prevent the termination of the business or corporate existence of any Subsidiary which in the judgment of the Company is no longer necessary or desirable, a merger or consolidation of a Subsidiary into or with the Company (if the Company is the surviving corporation) or another Subsidiary or any merger, consolidation or transfer of assets permitted by Section 5.07, as long as immediately after giving effect to any such transaction, no Default shall have occurred and be continuing.

Section 5.05. Maintenance of Properties. The Company will keep, and will cause each Restricted Subsidiary to keep, all of its properties necessary, in the judgment of the Company, in its business in good working order and condition, ordinary wear and tear excepted. Nothing in this Section 5.05 shall prevent the Company or any Restricted Subsidiary from discontinuing the operation or maintenance, or both the operation and maintenance, of any properties of the Company or any such Restricted Subsidiary if such discontinuance is, in the judgment of the Company (or such Restricted Subsidiary), desirable in the conduct of its business.

Section 5.06. Compliance with Laws. The Company will comply, and will cause each Restricted Subsidiary to comply, with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, a breach of which would be reasonably expected to have a Material Adverse Effect, except where contested in good faith and by proper proceedings.

Section 5.07. Mergers, Consolidations and Sales of Assets. (a) The Company shall not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless:

(i) the Company or another solvent corporation that is incorporated under the laws of the United States, any state thereof or the District of Columbia is the surviving corporation of any such consolidation or merger or is the Person that acquires by conveyance or transfer the properties and assets of the Company substantially as an entirety;

(ii) if a Person other than the Company is the surviving corporation as described in subsection (i) above or is the Person that acquires the property and assets of the Company substantially as an entirety, it shall expressly assume the performance of every covenant of this Agreement and of the Notes on the part of the Company, as the case may be, to be performed or observed;

(iii) immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and

(iv) if the Company is not the surviving corporation, the Company has delivered to the Syndication Agent an Officer’s Certificate and a legal opinion of its General Counsel, Associate General Counsel or

Assistant General Counsel, upon the express instruction of the Company for the benefit of the Syndication Agent and the Lenders, each stating that such transaction complies with this Section and that all conditions precedent herein provided for relating to such transaction have been complied with.

(b) Upon any consolidation by the Company with, or merger by the Company into, any corporation described in Section 5.07(a)(i) or any conveyance or transfer of the properties and assets of the Company substantially as an entirety to any corporation described in Section 5.07(a)(i), such corporation into which the Company is merged or consolidated or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of the Company, under this Agreement with the same effect as if such corporation had been named as the Company, herein, and thereafter, in the case of a transfer or conveyance permitted by Section 5.07(a), the Company, shall be relieved of all obligations and covenants under this Agreement and the Notes.

Section 5.08. Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, create or suffer to exist any Lien upon any of its assets, now owned or hereafter acquired, securing any Debt; provided, however, that the foregoing restrictions shall not apply to:

(a) Liens on any assets owned by the Company or any Restricted Subsidiary existing at the date of this Agreement;

(b) Liens on assets of a corporation or other entity existing at the time such corporation or other entity is merged into or consolidated with the Company or a Restricted Subsidiary (to the extent applicable, in accordance with Section 5.07) or at the time of a purchase, lease or other acquisition of the assets of a corporation or other entity as an entirety or substantially as an entirety by the Company or a Restricted Subsidiary, whether or not any indebtedness secured by such Liens is assumed by the Company or such Restricted Subsidiary;

(c) Liens on assets of a corporation or other entity existing at the time such corporation or other entity becomes a Restricted Subsidiary;

(d) Liens securing Debt of a Restricted Subsidiary owing to the Company or to another Restricted Subsidiary;

(e) materialmen’s, suppliers’, tax or other similar Liens arising in the ordinary course of business securing obligations which are not overdue or are being contested in good faith by appropriate proceedings; and Liens arising by operation of law in favor of any lender to the Company or any Restricted Subsidiary in the ordinary course of business constituting a banker’s lien or right of offset in moneys of the Company or a Restricted Subsidiary deposited with such lender in the ordinary course of business;

(f) Liens on assets existing at the time of acquisition of such assets by the Company or a Restricted Subsidiary, or Liens to secure the payment of all or any part of the purchase price of assets upon the acquisition of such assets by the Company or a Restricted Subsidiary or to secure any Debt incurred or guaranteed by the Company or a Restricted Subsidiary prior to, at the time of, or within one year after the later of the acquisition, completion of construction (including any improvements on an existing asset) or commencement of full operation of such asset, which Debt is incurred or guaranteed for the purpose of financing all or any part of the purchase price thereof or construction or improvements thereon, and which Debt may be in the form of obligations incurred in connection with industrial revenue bonds or similar financings and letters of credit issued in connection therewith; provided, however, that in the case of any such acquisition, construction or improvement the Lien shall not apply to any asset theretofore owned by the Company or a Restricted Subsidiary, other than, in the case of any such construction or improvement, any theretofore unimproved real property on which the property so constructed or the improvement made is located;

(g) Liens in favor of any customer (including any Governmental Authority) to secure partial, progress, advance or other payments or performance pursuant to any contract or statute or to secure any related indebtedness or to secure Debt guaranteed by a Governmental Authority;

(h) Liens on cash or certificates of deposit or other bank obligations in an amount substantially equal in value (at the time such Liens are created) to, and securing, indebtedness in an aggregate principal amount not in excess of $300,000,000 (or the equivalent amount in a different currency);

(i) Liens equally and ratably securing the Loans and such Debt; provided that the Required Lenders may, in their sole discretion, refuse to take any Lien on any asset (which refusal will not limit the Company’s or any Restricted Subsidiary’s ability to incur a Lien otherwise permitted by this Section 5.08(i)); such Lien may equally and ratably secure the Loans and any other obligation of the Company or any of its Subsidiaries, other than an obligation that is subordinated to the Loans;

(j) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing; provided, however, that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or part of the asset which secured the Lien so extended, renewed or replaced (plus improvements and construction on such asset);

(k) Liens arising out of the posting of cash collateral pursuant to Section 2.20(d)(ii) or Section 6.02; and

(l) Liens securing Debt in an aggregate amount that, together with all other Debt of the Company and its Restricted Subsidiaries that is secured by Liens not otherwise permitted under subsections (a) through (j) above (if originally issued, assumed or guaranteed at such time), does not at the time exceed the greater of 10% of Stockholders’ Equity as of the end of the fiscal quarter preceding the date of determination or $1,000,000,000. For purpose of this Section 5.08(k), the term “Consolidated Subsidiaries” in the definition of Stockholders’ Equity includes any Exempt Subsidiaries.

This covenant shall not apply to any “margin stock” within the meaning of Regulation U in excess of 25% in value of the assets covered by this covenant. For the avoidance of doubt, the creation of a security interest arising solely as a result of, or the filing of UCC financing statements in connection with, any sale by the Company or any of its Subsidiaries of accounts receivable not prohibited by Section 5.07 shall not constitute a Lien prohibited by this covenant.

Section 5.09. Leverage Ratio. The Company will not permit, as of the last Sunday of each March, June and September and as of the last day of each December, the ratio of (a) Debt to (b) the sum of Debt and Stockholders’ Equity, each, on a consolidated basis to exceed 65.0%. For purposes of this Section 5.09, (i) the term “Consolidated Subsidiaries” in the definitions of Debt and Stockholders’ Equity includes any Exempt Subsidiaries, and (ii) Debt will exclude up to (x) $150,000,000 of Debt of the Consolidated Subsidiaries in the aggregate and (y) $500,000,000 of Debt consisting of guarantees.

Section 5.10. Use of Facility. The Company will use the Letters of Credit and the proceeds of the Loans for any lawful corporate purposes.

ARTICLE 6

DEFAULTS

Section 6.01. Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a) the Company shall fail to pay the principal of any Loan when due or make a payment to reimburse any drawing under any Letter of Credit when required hereunder;

(b) the Company shall fail to pay within 5 days of the due date thereof any Facility Fee, any Letter of Credit fees or any interest on any Loan;

(c) the Company shall fail to pay within 30 days after written request for payment by any Lender acting through the Administrative Agent any other amount payable under this Agreement;

(d) the Company shall fail to observe or perform any agreement contained in Sections 5.07 through 5.09;

(e) the Company shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clauses (a) through (d) above) for 30 days after written notice thereof has been given to the Company by the Syndication Agent at the request of the Required Lenders;

(f) any representation or warranty made by the Company in Article 4 of this Agreement or any certificate or writing furnished pursuant to this Agreement shall prove to have been incorrect in any material respect when made and such deficiency shall remain unremedied for 5 days after written notice thereof shall have been given to the Company by the Syndication Agent at the request of the Required Lenders;

(g) any Material Debt shall become due before stated maturity by the acceleration of the maturity thereof by reason of default, or any Material Debt shall become due by its terms and shall not be paid and, in any case aforesaid in this clause (g), corrective action satisfactory to the Required Lenders shall not have been taken within 5 days after written notice of the situation shall have been given to the Company by the Syndication Agent at the request of the Required Lenders;

(h) the Company or any Restricted Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(i) an involuntary case or other proceeding shall be commenced against the Company or any Restricted Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 days; or an order for relief shall be entered against the Company or any Restricted Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

(j) a final judgment for the payment of money in excess of $150,000,000 (net of any amounts paid or fully covered by independent third party insurance as to which the relevant insurance company does not dispute coverage) shall have been entered against the Company or any Restricted Subsidiary, and the Company or such Restricted Subsidiary shall not have satisfied the same within 60 days, or caused execution thereon to be stayed within

60 days, and such failure to satisfy or stay such judgment shall remain unremedied for 5 days after notice thereof shall have been given to the Company by the Syndication Agent at the request of the Required Lenders;

(k) a final judgment either (1) requiring termination or imposing liability (other than for premiums under Section 4007 of ERISA) under Title IV of ERISA in respect of, or requiring a trustee to be appointed under Title IV of ERISA to administer, any Plan or Plans having aggregate Unfunded Liabilities in excess of $150,000,000 or (2) in an action relating to a Multiemployer Plan involving a current payment obligation in excess of $150,000,000, which judgment, in either case, has not been satisfied or stayed within 60 days and such failure to satisfy or stay is unremedied for 5 days after notice thereof shall have been given to the Company by the Syndication Agent at the request of the Required Lenders;

(l) during any two-year period, individuals who at the beginning of such period constituted the Company’s Board of Directors (together with any new director whose election by the Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of at least two-thirds of the directors then in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office;

(m) any person or group of persons (within the meaning of Section 13 or 14 of the Exchange Act) (other than an employee benefit or stock ownership plan of the Company or any of its Subsidiaries) shall have acquired, directly or indirectly, shares of capital stock (whether common or preferred or a combination thereof) having ordinary voting power to elect a majority of the members of the Board of Directors of the Company;

then, and in every such event, the Syndication Agent shall, if requested by the Required Lenders, (i) by notice to the Administrative Agent and the Company terminate the Commitments and they shall thereupon terminate, and (ii) by notice to the Administrative Agent and the Company declare the Loans, interest accrued thereon and all other amounts payable hereunder to be, and the same shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; provided that in the event of (A) the filing by the Company of a petition, or (B) an actual or deemed entry of an order for relief with respect to the Company, under the federal bankruptcy laws as now or hereafter in effect, without any notice to the Company or any other act by the Syndication Agent, the Administrative Agent or the Lenders, the Commitments shall thereupon terminate and the Loans, interest accrued thereon and all other amounts payable hereunder shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.

Section 6.02. Cash Cover. The Company agrees, in addition to the provisions of Section 6.01 hereof, that upon the occurrence and during the continuance of any Event of Default, it shall, if requested by the Syndication Agent upon the instruction of the Required Lenders, pay to the Administrative Agent an amount in immediately available funds (which funds shall be held by the Administrative Agent in a Cash Collateral Account as described below) equal to the aggregate amount available for drawing under all Letters of Credit outstanding at such time (the “Available Amount”); provided that in the event of (A) the filing by the Company of a petition or (B) an actual or deemed entry of an order for relief with respect to the Company, under the federal bankruptcy laws as now or hereafter in effect, the Company shall pay such amount forthwith without any notice or demand or any other act by the Syndication Agent or the Lenders.

Upon receipt of notice requiring the Company to deposit cash pursuant to the preceding paragraph, the Company shall deposit an amount in immediately available funds equal to the Available Amount to be held by the Administrative Agent in a special account denominated the “Cash Collateral Account”. If any provision of any debt instrument or other agreement or instrument binding upon the Company would be contravened by any such deposit, the Company shall either (x) obtain a waiver of such provision or (y) prepay the debt incurred under such debt instrument and terminate such debt instrument; it being understood and agreed that the risk of any such contravention shall be borne solely by the Company and not by the Lenders and shall in no event constitute a defense available to the Company for nonperformance of its obligations hereunder.

Effective upon the creation of the Cash Collateral Account and the depositing of funds therein pursuant to the immediately preceding paragraph, the Company hereby pledges, assigns and grants a security interest in the Cash Collateral Account, all monies from time to time on deposit therein, all securities, instruments and other “investment property” (as defined by the New York Uniform Commercial Code) in which such monies may from time to time be invested, and all proceeds of any of the foregoing (the “Collateral”) to the Administrative Agent, for the benefit of the Lenders, in order to secure the payment when due of all amounts payable by the Company in respect of the Letters of Credit.

If requested by the Company, the Administrative Agent may from time to time invest amounts on deposit in the Cash Collateral Account in securities issued or fully guaranteed or insured by the United States Government or any agency thereof or certificates of deposit of any Lender or any bank organized under the laws of the United States or any State thereof having capital and surplus in excess of $100,000,000, all with a maturity of one year or less, or commercial paper of a domestic issuer rated in one of the two highest grades by either S&P or Moody’s; provided that the Administrative Agent shall not be liable to the Company for any diminution in the value of such investments.

Any income, gain or other proceeds of any such investments shall be credited to the Cash Collateral Account.

If at any time the Available Amount as of such date exceeds the amount of Collateral in the Cash Collateral Account (such deficit the “Deficit Amount”), the Company shall, if requested by the Administrative Agent on behalf of the Lenders, forthwith deposit with the Administrative Agent an amount in immediately available funds not less than the Deficit Amount.

If at any time the amount of Collateral in the Cash Collateral Account exceeds the Available Amount as of such date (such excess the “Excess Collateral”), the Administrative Agent shall, if no Default shall then be continuing, release, upon request of the Company to or on the instructions of the Company, Collateral in an amount not exceeding the amount of the Excess Collateral.

The Company agrees that in addition to any other rights and remedies afforded by applicable law and subject to any mandatory provisions of applicable law, the Administrative Agent, on behalf of the Lenders, may at any time set off, debit and apply any of the credit balances then or thereafter on deposit in the Cash Collateral Account, and may transfer to and/or register in the names of the Lenders’ nominees, sell, assign, deliver or realize upon the whole or any part of the Collateral, and apply the proceeds thereof to payment of the obligations secured thereby. The Company hereby authorizes the Administrative Agent, on behalf of the Lenders, to execute and file, in the name of the Company or, otherwise, all such financing statements and other instruments as the Administrative Agent in its sole discretion may deem necessary in order to further perfect the Lien upon the Collateral created by this Section.

Upon the date the Credit Exposures are reduced to zero or an Event of Default no longer exists, the Administrative Agent shall promptly release to or on the instructions of the Company any Collateral held by the Administrative Agent hereunder.

ARTICLE 7

THE AGENTS

Section 7.01. Appointment and Authorization. (a) Each Lender appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the Notes as are delegated to such Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto; provided, however, that the Agents shall not commence any legal action or proceeding before a court of law on behalf of any Lender without such Lender’s prior consent.

(b) The Issuing Lender shall act on behalf of the Lenders with respect to any Letter of Credit issued by it and the documents therewith until such time (and except for so long) as the Agents may agree at the request of the Required Lenders to act for the Issuing Lender with respect thereto; provided, however, that the Issuing Lender shall have all of the benefits and immunities (i) provided to the Agents in this Article 7 with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for Letters of Credit as fully as if the term “Agent” as used in this Article 7 included the Issuing Lender with respect to such acts or omissions, and (ii) as additionally provided herein with respect the Issuing Lenders, subject in each case to the express limitations of Section 2.15 which limitations shall apply to the rights and obligations of the Lenders and Issuing Lenders under this Article 7 to the same extent as such limitations apply to the rights and obligations of the Company and Issuing Lenders pursuant to such Section 2.15.

Section 7.02. Agents and Affiliates. Each of Bank of America, N.A. and JPMorgan Chase Bank, N.A. and their respective affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Company or any Subsidiary or affiliate of the Company as if it were not an Agent hereunder. With respect to its Commitment and Loans made by it, each of Bank of America, N.A. and JPMorgan Chase Bank, N.A. (and any of their respective successors acting as an Agent), in its capacity as a Lender hereunder, shall have the same rights and obligations hereunder as any other Lender and may exercise (or be subject to) the same as though it were not an Agent. The term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include each of Bank of America, N.A. and JPMorgan Chase Bank, N.A. (and any successor acting as an Agent) in its capacity as a Lender.

Section 7.03. Action by Agents. The obligations of the Agents hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Agents shall not be required to take any action with respect to any Default, except as expressly provided in Article 6.

Section 7.04. Consultation with Experts. Each Agent may consult with legal counsel (who may be counsel for the Company), independent public accountants and other experts selected by it and shall not be liable to any Lender for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 7.05. Liability of Agents. No Agent nor any of its directors, officers, agents, or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as required by the terms of this Agreement) or (ii) in the absence of its own gross negligence or willful misconduct. No Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made by any Person in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Company; (iii) the satisfaction of any condition specified in Article 3, except receipt of items required to be delivered to such Agent; or (iv) the validity, effectiveness (except for its own due execution and delivery) or genuineness of this Agreement, the Notes or any other instrument or writing furnished in connection herewith. No Agent shall incur any liability by acting in reasonable reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, facsimile transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

Section 7.06. Indemnification. Each Lender shall, ratably in accordance with its Commitment, indemnify each Agent (to the extent not reimbursed by the Company) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such Agent’s gross negligence or willful misconduct) that such Agent may suffer or incur in connection with this Agreement or any action taken or omitted by such Agent hereunder.

Section 7.07. Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon either Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon either Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

Section 7.08. Successor Agents. An Agent may resign at any time by giving written notice thereof to the Lenders and the Company. Upon any such resignation, the Company shall, with the consent of the Required Lenders, have the right to appoint a successor Agent (which may be the other institution then acting as Agent). If no successor Agent shall have been so appointed, and shall have accepted such appointment, within 60 days after the retiring Agent gives notice of resignation (the “Resignation Effective Date”), the retiring Agent may, on behalf of the Lenders, appoint a successor Agent (which may be the other institution then acting as Agent), which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000 (an “Eligible Successor Agent”); provided that if the retiring Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice on the Resignation Effective Date.

If the Person serving as an Agent is a Defaulting Lender, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person, remove such Person as Agent, and with the consent of the Company, appoint a successor Agent that is an Eligible Successor Agent. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and (ii) all payments, communications and determinations provided to be made by, to or through such retiring or removed Agent, including under Section 5.01 hereof, shall instead be made by or to each Lender and Issuing Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for in this Section. Upon the acceptance of its appointment as an Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring or removed Agent, and the retiring or removed Agent shall be discharged from its duties and obligations hereunder as Agent (if not already discharged therefrom as provided in this Section). After any retiring or removed Agent’s resignation or removal hereunder as an Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent.

Section 7.09. Agents’ Fees. The Company shall pay to each Agent for its own account fees in the amounts and at the times previously agreed upon between the Company and each Agent.

Section 7.10. Documentation Agents. Nothing in this Agreement shall impose upon the Documentation Agents, in such capacity, any duty or obligation whatsoever.

ARTICLE 8

CHANGE IN CIRCUMSTANCES

Section 8.01. Increased Cost and Reduced Return; Capital Adequacy. (a) If after the date hereof, in the case of any Committed Loan or Letter of Credit, or the date of the related Competitive Bid Quote, in the case of any Competitive Bid Loan, a Change in Law shall impose, modify or deem applicable any reserve, special deposit, assessment or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System pursuant to Regulation D) against assets of, deposits with or for the account of, or credit extended by, any Lender or shall impose on any Lender or the London interbank market any other condition affecting such Lender’s Fixed Rate Loans, its Notes or its Letter of Credit Liabilities, and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining any such Fixed Rate Loans or of issuing or participating in Letters of Credit, or to reduce the amount of any sum received or receivable by such Lender under this

Agreement or under its Note, by an amount deemed by such Lender to be material, then, within 15 days after written demand therefor made through the Administrative Agent, in the form of the certificate referred to in Section 8.01(c), the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction; provided that the Company shall not be required to pay any such compensation with respect to any period prior to the 30th day before the date of any such demand.

(b) Without limiting the effect of Section 8.01(a) (but without duplication), if any Lender determines at any time after the date on which this Agreement becomes effective that a Change in Law will have the effect of increasing the amount of capital required to be maintained by such Lender (or its Parent) based on the existence of such Lender’s Loans, Letter of Credit Liabilities, Commitment and/or other obligations hereunder, then the Company shall pay to such Lender, within 15 days after its written demand therefor made through the Administrative Agent in the form of the certificate referred to in Section 8.01(c) such additional amounts as shall be required to compensate such Lender for any reduction in the rate of return on capital of such Lender (or its Parent) as a result of such increased capital requirement; provided that the Company shall not be required to pay any such compensation with respect to any period prior to the 30th day before the date of any such demand; provided further, however, that to the extent (i) a Lender shall increase its level of capital above the level maintained by such Lender on the date of this Agreement and there has not been a Change in Law or (ii) there has been a Change in Law and a Lender shall increase its level of capital by an amount greater than the increase attributable (taking into consideration the same variables taken into consideration in determining the level of capital maintained by such Lender on the date of this Agreement) to such Change in Law, the Company shall not be required to pay any amount or amounts under this Agreement with respect to any such increase in capital. Thus, for example, a Lender which is “adequately capitalized” (as such term or any similar term is used by any applicable bank regulatory agency having authority with respect to such Lender) may not require the Company to make payments in respect of increases in such Lender’s level of capital made under the circumstances described in clause (i) or (ii) above which improve its capital position from “adequately capitalized” to “well capitalized” (as such term or any similar term is used by any applicable bank regulatory agency having authority with respect to such Lender).

(c) Each Lender will promptly notify the Company, through the Administrative Agent, of any event of which it has knowledge, occurring after the date on which this Agreement becomes effective, which will entitle such Lender to compensation pursuant to this Section 8.01 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate of any Lender claiming compensation under this Section 8.01 and setting forth the additional amount or amounts to be paid to it hereunder and setting forth the basis for the determination thereof shall be conclusive in the absence of manifest error. In determining such amount, such Lender shall act reasonably and in good faith, and may use any reasonable averaging and attribution methods.

Section 8.02. Illegality. (a) Notwithstanding any other provision herein, if, after the date on which this Agreement becomes effective, a Change in Law shall make it unlawful or impossible for any Lender to (i) honor any Commitment it may have hereunder to make any Eurodollar Loan, then such Commitment shall be suspended, or (ii) maintain any Eurodollar Loan or any Competitive Bid Eurodollar Loan, then all Eurodollar Loans and Competitive Bid Eurodollar Loans of such Lender then outstanding shall be converted into Base Rate Loans as provided in Section 8.02(b), and any remaining Commitment of such Lender hereunder to make Eurodollar Loans (but not other Loans) shall be immediately suspended, in either case until such Lender may again make and/or maintain Eurodollar Loans (as the case may be), and borrowings from such Lender, at a time when borrowings from the other Lenders are to be of Eurodollar Loans, shall be made, simultaneously with such borrowings from the other Lenders, by way of Base Rate Loans. Upon the occurrence of any such change, such Lender shall promptly notify the Company thereof (with a copy to the Administrative Agent), and shall furnish to the Company in writing evidence thereof certified by such Lender. Before giving any notice pursuant to this Section 8.02, such Lender shall designate a different Applicable Lending Office if such designation will avoid the need for giving such notice and will not, in the sole reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(b) Any conversion of any outstanding Eurodollar Loan or an outstanding Competitive Bid Loan which is required under this Section 8.02 shall be effected immediately (or, if permitted by applicable law, on the last day of the Interest Period therefor).

Section 8.03. Taxes on Payments. (a) All payments in respect of the Loans and the Letter of Credit Liabilities shall be made free and clear of and without any deduction or withholding for or on account of any present and future taxes, assessments or governmental charges imposed by the United States, or any political subdivision or taxing authority thereof or therein, excluding (w) taxes imposed on a Lender’s net income, (x) franchise taxes and (y) taxes imposed under FATCA (all such non-excluded taxes being hereinafter called “Taxes” and all such excluded taxes being hereinafter called “Excluded Taxes”), except as expressly provided in this Section 8.03. If any Taxes are imposed and required by law to be deducted or withheld from any amount payable to any Lender or Agent, then the Company shall (i) increase the amount payable so that such Lender or Agent will receive a net amount (after deduction of all Taxes) equal to the amount due hereunder, (ii) pay such Taxes to the appropriate taxing authority for the account of such Lender or Agent, and (iii) as promptly as possible thereafter, send such Lender or Agent evidence showing payment thereof, together with such additional documentary evidence as such Lender or Agent may from time to time require. If the Company fails to perform its obligations under (ii) or (iii) above, the Company shall indemnify the Administrative Agent and/or such Lender or Agent for such Taxes and any incremental taxes, interest or penalties that may become payable as a result of any such failure; provided, however, that the Company will not be required to make any payment to any Lender or Agent under this Section 8.03 if withholding is required in respect of such Lender or Agent by reason of such Lender’s inability or failure to furnish under subsection (c) a duly completed extension or renewal of a Form W-8BEN or Form W-8ECI (or successor form), as applicable, unless such inability results from an amendment to or a change in any applicable law or regulation or in the interpretation thereof by any regulatory authority (including without limitation any change in an applicable tax treaty), which amendment or change becomes effective after the date hereof.

(b) The Company shall indemnify the Agents and each Lender against any transfer taxes, documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of this Agreement or any Notes (hereinafter referred to as “Other Taxes”).

(c) Each Lender that is not a United States person for United States federal income tax purposes (a “Foreign Person”) agrees that it shall deliver to the Company and the Administrative Agent (i) within twenty Domestic Business Days after the date on which this Agreement becomes effective or the date of the Assignment and Assumption Agreement whereby it became a “Lender” hereunder, two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, as appropriate, indicating that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, (ii) on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by such Lender to the Company and the Administrative Agent, such duly completed extensions or renewals of such forms (or successor forms) certifying in the case of a Form W-8BEN or W-8ECI (or successor forms) that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes (unless in any such case an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders such forms inapplicable or the exemption to which such forms relate unavailable and such Lender notifies the Company and the Administrative Agent that it is not entitled to receive payments without deduction or withholding of United States federal income taxes) and (iii) in the event of a transfer of any Loan to a subsidiary or affiliate of such Lender, concurrently with such transfer, a new Internal Revenue Service Form W-8BEN or W-8ECI (or any successor form), as the case may be, for such subsidiary or affiliate indicating that such subsidiary or affiliate is, on the date of delivery thereof, entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. The Company and the Administrative Agent shall each be entitled to rely on such forms in its possession until receipt of any revised or successor form pursuant to the preceding sentence.

(d) If a Lender, at the time it first becomes a party to this Agreement (or because of a change in an Applicable Lending Office) is subject to a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes. For any period with respect to which a Lender has failed to provide the Company with the appropriate form pursuant to Section 8.03(c) (unless such failure is due to a change in treaty, law or regulation, or in the interpretation thereof by any regulatory authority, occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to additional payments under Section 8.03(a) with respect to Taxes imposed by the United States; provided, however, that should a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Company shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(e) If the Company is required to pay additional amounts to or for the account of any Lender pursuant to this Section 8.03, then such Lender will change the jurisdiction of one or more Applicable Lending Offices so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the sole judgment of such Lender, is not otherwise disadvantageous to such Lender.

(f) If any Lender is able to apply for any credit, refund, deduction or other reduction in Taxes or Other Taxes in an amount which is reasonably determined by such Lender to be material, which arises by reason of any payment made by the Company pursuant to this Section 8.03, such Lender will use reasonable efforts to obtain such credit, refund, deduction or other reduction and, upon receipt thereof, will pay to the Company an amount, not exceeding the amount of such payment by the Company, equal to the net after tax value to such Lender, in its good faith determination, of such part of such credit, refund, deduction or other reduction as it determines to be allocable to such payment by the Company, having regard to all of its dealings giving rise to similar credits, refunds, deductions or other reductions during the same tax period and to the cost of obtaining the same; provided, however, that (i) such Lender shall not be obligated to disclose to the Company any information regarding its tax affairs or computations and (ii) nothing contained in this Section 8.03 shall be construed so as to interfere with the right of such Lender to arrange its tax affairs as it deems appropriate.

(g) If a payment made to a Lender under this Agreement or a Note would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section

1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this subsection, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h) Indemnification by Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes or Other Taxes attributable to such Lender (but only to the extent that the Company has not already indemnified the Administrative Agent for such Taxes or Other Taxes and without limiting any obligation of the Company to do so), (ii) any Taxes, Other Taxes or Excluded Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.08(g) and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with this Agreement, and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or a Note or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (h).

ARTICLE 9

MISCELLANEOUS

Section 9.01. Termination of Commitment of a Lender; New Lenders. (a) (1) If and during the time a Failed Loan in respect of any Lender shall exist, (2)upon receipt of notice from any Lender for compensation or indemnification pursuant to Section 8.01(c) or Section 8.03, (3) if any Lender shall fail to comply with the requirements of Section 8.03(c) or (g), (4) upon receipt of notice that the Commitment of a Lender to make Eurodollar Loans has been suspended or (5) if any Lender is a Defaulting Lender or a Non-Consenting Lender, the Company shall have the right to terminate the Commitment in full of any such Lender (a “Retiring Lender”). The termination of the Commitment of a Retiring Lender pursuant to this Section 9.01(a) shall be effective on the tenth Domestic Business Day following the date of a notice of such termination to the Retiring Lender through the Syndication Agent, subject to the satisfaction of the following conditions:

(i) in the event that on such effective date there shall be any Loans outstanding hereunder, the Company shall have prepaid on such date the aggregate principal amount of such Loans held by the Retiring Lender only;

(ii) in addition to the payment of the principal of the Loans held by the Retiring Lender pursuant to clause (i) above, the Company shall have paid such Retiring Lender all accrued interest thereon, and Facility Fee and any other amounts then payable to it hereunder, including, without limitation, all amounts payable by the Company to such Lender under Section 2.14 by reason of the prepayment of Loans pursuant to clause (i) with respect to the period ending on such effective date; provided that the provisions of Section 8.01, Section 8.03 and Section 9.04 shall survive for the benefit of any Retiring Lender; and

(iii) if at the time there are any Letter of Credit Liabilities, the applicable conditions to the issuance of the related Letters of Credit would be satisfied on the effective date of termination of the Retiring Lender’s Commitment and after giving effect thereto.

Upon satisfaction of the conditions set forth in clauses (i), (ii) and (iii) above, such Lender shall cease to be a Lender hereunder. On the date of termination of the Retiring Lender’s Commitment pursuant to this Section, its participation in all outstanding Letters of Credit and related reimbursement obligations shall terminate, and the Percentages of the Lenders and their participations therein shall be redetermined as if such Letters of Credit were issued on such date.

(b) In lieu of the termination of a Lender’s Commitment pursuant to Section 9.01(a), the Company may notify the Syndication Agent that the Company desires to replace such Retiring Lender with an Eligible Assignee (which may be one or more of the Lenders), which will purchase the Loans and assume the Commitment of the Retiring Lender. Upon the Company’s selection of a bank to replace a Retiring Lender, such bank’s agreement thereto and the fulfillment of the conditions to assignment and assumption set forth in Section 9.08 which shall result in payment to the Retiring Lender, either by the Company or the assignee, of all amounts which would have been payable upon termination of its Commitment pursuant to Section 9.01(a), such bank shall become a Lender hereunder for all purposes in accordance with Section 9.08.

(c) Except to the extent otherwise expressly agreed by the affected parties, no termination or assignment of a Defaulting Lender’s Commitment pursuant to this Section 9.01 will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

Section 9.02. Notices. (a) All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telecopy, facsimile transmission or similar writing), except as provided in subsection (b) below, and shall be given to such party (i) in the case of the

Company, or any Agent, at its address set forth on the signature pages hereof, (ii) in the case of any Lender, at its address set forth in its Administrative Questionnaire or (iii) in the case of any party, such other address as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Company. Each such notice, request or other communication shall be effective (iv) if given by registered or certified mail, upon the earlier of the date of actual receipt or the date of delivery indicated on the return receipt delivered to the sender or (v) if given by any other means, when received at the address or telecopier number specified in this Section and an oral or written confirmation of receipt is received from the recipient.

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Lender pursuant to Article 2 if such Lender or Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Section 9.03. No Waivers. No failure or delay by any Agent or Lender in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.04. Expenses; Indemnification. (a) The Company shall pay (i) the reasonable fees and expenses of special counsel for the Agents in connection with the preparation of this Agreement (or the amendment, modification or waiver thereof) as previously agreed upon between the Company, the Arrangers and the Agents and (ii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Agents and the Lenders, including reasonable fees and expenses of counsel (including in-house counsel), in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom.

(b) The Company agrees to indemnify each Agent and Lender, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against (and to reimburse each Indemnitee on demand for) any and all claims, liabilities, losses, damages, costs and reasonable expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, incurred by such Indemnitee in response to or in defense of any investigative, administrative or judicial proceeding relating to or arising out of this Agreement or any actual or proposed use of proceeds of Loans hereunder or any related transaction; provided that no Indemnitee shall have the right to be indemnified hereunder (i) to the extent such indemnification relates to relationships of, between or among each of, or any of, the Agents, the Lenders or any Assignee or Participant or (ii) for such Indemnitee’s own gross negligence or willful misconduct.

Section 9.05. Pro Rata Treatment. Except as expressly provided in this Agreement with respect to Competitive Bid Loans, in Section 9.01(a) or otherwise, (a) each borrowing from, and change in the Commitments of, the Lenders shall be made pro rata according to their respective Commitments, and (b) each payment and prepayment on the Loans shall be made to all the Lenders, pro rata in accordance with the unpaid principal amount of the Loans held by each of them.

Section 9.06. Sharing of Set-offs. Each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise (except as contemplated by Section 2.03, Section 2.14, Article 8 or Section 9.01), receive payment of a proportion of the aggregate amount then due with respect to the Loans and Letter of Credit Liabilities held by it which is greater than the proportion received by any other Lender in respect of the aggregate amount then due with respect to the Loans and Letter of Credit Liabilities held by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Loans and Letter of Credit Liabilities held by the other Lenders, and such other adjustments shall be made, as may be required so that all such payments with respect to the Loans and Letter of Credit Liabilities held by the Lenders shall be shared by the Lenders pro rata; provided that nothing in this Section shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Company, other than its indebtedness hereunder; provided further, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Sections 2.04(e) and 2.20(c) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

Section 9.07. Amendments and Waivers. Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company and the Required Lenders (and, if the rights or duties of any Issuing Lender or Agent are affected thereby, by it); provided that no such amendment or waiver shall, unless signed by each affected Lender, (i) subject any Lender to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or Letter of Credit Liabilities or any fees hereunder or (iii) postpone any scheduled payment of principal of, or the date fixed for any payment of interest on, any Loan or Letter of Credit Liabilities or the date fixed for termination of any Commitment or Letter of Credit; and provided further that, no such amendment or waiver shall, unless signed by all the Lenders, change the percentage of the Credit Exposures that shall be required for the Lenders or any of them to take any action under this Section 9.07 or any other provision of this Agreement. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment or waiver hereunder (and any amendment or waiver which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Section 9.08. Successors and Assigns; Participations; Novation. (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby; provided that, except in accordance with Sections 5.04 and 5.07, the Company may not assign or transfer any of its respective rights or obligations under this Agreement without the consent of all Lenders.

(b) Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans and Letter of Credit Liabilities at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans and Letter of Credit Liabilities at the time owing to it or in the case of an assignment to a Lender or an affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment (determined as of the date the Assignment and Assumption Agreement, as hereinafter defined, with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consent (each such consent not to be unreasonably withheld or delayed), (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of outstanding Competitive Bid Loans, (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement substantially in the form of Exhibit J hereto (an “Assignment and Assumption Agreement”), together with a processing and recordation fee of $3,500 and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and (iv) no such assignment shall be made to any Defaulting Lender or any of its affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (iv). Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption Agreement, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 8.01, Section 8.03 and 9.04). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Company, shall maintain a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Company, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may, without the consent of, or notice to, the Company or the Administrative Agent, sell participations to one or more banks or other financial institutions (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans and/or Letter of Credit Liabilities owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (ii) or (iii) of Section 9.07 that affects such Participant. Subject to paragraph (e) of this Section, the Company agrees that each Participant shall be entitled to the benefits of Article 8 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such Participant agrees to be subject to Section 9.06 as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Article 8 than the applicable Lender (if such Lender had not sold the participation to such Participant) would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Person if it were a Lender shall not be entitled to the benefits of Section 8.03 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 8.03(c) and (g) as though it were a Lender.

(f) Notwithstanding any provision of this Section 9.08 to the contrary, any Lender may assign or pledge any of its rights and interests in the Loans and Letter of Credit Liabilities to a Federal Reserve Bank.

(g) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Lender’s rights and/or obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any of the Lender’s rights and/or obligations under this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such right and/or obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Section 9.09. Designated Lenders. (a) Subject to the provisions of this subsection (a), any Lender may at any time designate an Approved Fund to provide all or a portion of the Loans to be made by such Lender pursuant to this Agreement; provided that such designation shall not be effective unless the Company and the Administrative Agent consent thereto (which consents shall not be unreasonably withheld). When a Lender and its Approved Fund shall have signed an agreement substantially in the form of Exhibit K hereto (a “Designation Agreement”) and the Company and the Administrative Agent shall have signed their respective consents thereto, such Approved Fund shall become a Designated Lender for purposes of this Agreement. The Designating Lender shall thereafter have the right to permit such Designated Lender to provide all or a portion of the Loans to be made by such Designating Lender pursuant to Section 2.01 or 2.03, and the making of such Loans or portion thereof shall satisfy the obligation of the Designating Lender to the same extent, and as if, such Loans or portion thereof were made by the Designating Lender. As to any Loans or portion thereof made by it, each Designated Lender shall have all the rights that a Lender making such Loans or portion thereof would have had under this Agreement and otherwise; provided that (x) its voting rights under this Agreement shall be exercised solely by its Designating Lender; (y) its Designating Lender shall remain solely responsible to the other parties hereto for the performance of such Designated Lender’s obligations under this Agreement, including its obligations in respect of the Loans or portion thereof made by it, and (z) such Designated Lender shall be subject to the limitations of Section 9.08(e) to the same extent as a Participant. No additional Note shall be required to evidence the Loans or portion thereof made by a Designated Lender; and the Designating Lender shall be deemed to hold its Note as agent for its Designated Lender to the extent of the Loans or portion thereof funded by such Designated Lender. Each Designating Lender shall act as administrative agent for its Designated Lender and give and receive notices and other communications on its behalf. Any payments for the account of any Designated Lender shall be paid to its Designating Lender as administrative agent for such Designated Lender and neither the Company nor the Administrative Agent shall be responsible for any Designating Lender’s application of such payments. In addition, any Designated Lender may, with notice to (but without the prior written consent of) the Company and the Administrative Agent assign all or portions of its interest in any Loans to its Designating Lender or to any financial institutions consented to by the Company and the Administrative Agent that provide liquidity and/or credit facilities to or for the account of such Designated Lender to support the funding of Loans or portions thereof made by it.

(b) Each party to this Agreement agrees that it will not institute against, or join any other person in instituting against, any Designated Lender any bankruptcy, insolvency, reorganization or other similar proceeding under any federal or state bankruptcy or similar law, for one year and a day after all outstanding senior indebtedness of such Designated Lender is paid in full. The Designating Lender for each Designated Lender agrees to indemnify, save, and hold harmless each other party hereto for any loss, cost, damage and expense arising out of its inability to institute any such proceeding against such Designated Lender. This subsection (b) shall survive the termination of this Agreement.

Section 9.10. Visitation. Subject to restrictions imposed by applicable security clearance regulations, the Company will upon reasonable notice permit representatives of any Lender at such Lender’s expense to visit any of its major properties during normal business hours.

Section 9.11. No Reliance on Margin Stock. Each of the Lenders represents to the Administrative Agent and each of the other Lenders that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

Section 9.12. Governing Law; Submission to Jurisdiction. This Agreement and each Note shall be governed by and construed in accordance with the internal laws of the State of New York. Each of the Company, the Agents and the Lenders hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State Court sitting in New York for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the Company, the Agents and the Lenders irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

Section 9.13. Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

Section 9.14. WAIVER OF JURY TRIAL. EACH OF THE COMPANY, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.15. Confidentiality. Each Lender agrees, with respect to any information delivered or made available by the Company to it that is clearly indicated to be confidential information or private data, to use all reasonable efforts to protect such confidential information from unauthorized use or disclosure and to restrict disclosure to only those Persons employed or retained by such Lender who are or are expected to become engaged in evaluating, approving, structuring or administering this Agreement and the transactions contemplated hereby. Nothing herein shall prevent any Lender from disclosing such information (i) to any other Lender, (ii) to its affiliates, officers, directors, employees, agents, attorneys and accountants who have a need to know such information in accordance with customary banking practices and who receive such information having been made aware of and having agreed to the restrictions set forth in this Section, (iii) upon the order of any court or administrative agency, (iv) upon the request or demand of any regulatory agency or authority having jurisdiction over such Lender, (v) which has been publicly disclosed, (vi) to the extent reasonably required in connection with any litigation to which any Agent, any Lender, the Company or their respective affiliates may be a party, (vii) to the extent reasonably required in connection with the exercise of any remedy hereunder and (viii) with the prior written consent of the Company; provided, however, that before any disclosure is permitted under (iii) or (vi) of this Section 9.15, each Lender shall, if not legally prohibited, notify and consult with the Company, promptly and in a timely manner, concerning the information it proposes to disclose, to enable the Company to take such action as may be appropriate under the circumstances to protect the confidentiality of the information in question, and provided further that any disclosure under the foregoing proviso be limited to only that information discussed with the Company. The use of the term “confidential” in this Section 9.15 is not intended to refer to data classified by the government of the United States under laws and regulations relating to the handling of data, but is intended to refer to information and other data regarded by the Company as private.

Section 9.16. USA Patriot Act. Each Lender hereby notifies the Company that pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender to identify the Company in accordance with said Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LOCKHEED MARTIN CORPORATION

By:	/s/ Kenneth R. Possenriede
Name: Kenneth R. Possenriede
Title: Vice President & Treasurer

JPMORGAN CHASE BANK, N.A., as Syndication Agent and as Lender

By:	/s/ Mary Gherty
Name: Mary Gherty
Title: Managing Director

BANK OF AMERICA, N.A., as Administrative Agent and as Lender

By:	/s/ Kenneth Beck
Name: Kenneth Beck
Title: Director

CITIBANK, N.A., as Documentation Agent and as Lender

By:	/s/ Andrew Sidford
	Name:	Andrew Sidford
	Title:	Vice President

THE ROYAL BANK OF SCOTLAND PLC, as Documentation Agent and as Lender

By:	/s/ Uche S. Osuji
	Name:	Uche S. Osuji
	Title:	Authorized Signatory

WELLS FARGO BANK, N.A., as Lender

By:	/s/ Jessica Belanger
	Name:	Jessica Belanger
	Title:	Vice President

MIZUHO CORPORATE BANK, LTD., as Lender

By:	/s/ Robert Gallagher
	Name:	Robert Gallagher
	Title:	Authorized Signatory

The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Lender

By:	/s/ Maria Iarriccio
	Name:	Maria Iarriccio
	Title:	Vice President

U.S. Bank, NA, as Lender

By:	/s/ Christine L. Wagner
	Name:	Christine L. Wagner
	Title:	Senior Vice President

Australia and New Zealand Banking Group Limited, as Lender

By:	/s/ John W. Wade
	Name:	John W. Wade
	Title:	Deputy General Manager Head of Operations and Infrastructure

Barclays Bank PLC, as Lender

By:	/s/ Mark Thompson
	Name:	Mark Thompson
	Title:	Authorized Signatory

Credit Agricole Corporate and Investment Bank, as Lender

By:	/s/ Pamela Donnelly
	Name:	Pamela Donnelly
	Title:	Managing Director

Credit Agricole Corporate and Investment Bank, as Lender

By:	/s/ Yuri Muzichenko
	Name:	Yuri Muzichenko
	Title:	Director

Goldman Sachs Bank USA, as Lender

By:	/s/ Rebecca Kratz
	Name:	Rebecca Kratz
	Title:	Authorized Signatory

Lloyds TSB Bank PLC, as Lender

By:	/s/ Jonathan Eng
	Name:	Jonathan Eng
	Title:	Vice President Corporate Banking USA E017

Lloyds TSB Bank PLC, as Lender

By:	/s/ Christian Hammerbeck
	Name:	Christian Hammerbeck
	Title:	Vice President Corporate Banking USA H057

MORGAN STANLEY BANK, N.A., as Lender

By:	/s/ Sherrese Clarke
	Name:	Sherrese Clarke
	Title:	Vice President

ROYAL BANK OF CANADA, as Lender

By:	/s/ Richard Smith
	Name:	Richard Smith
	Title:	Authorized Signatory

STATE STREET BANK AND TRUST COMPANY, as Lender

By:	/s/ Juan G. Sierra
	Name:	Juan G. Sierra
	Title:	Vice President

UBS Loan Finance LLC, as Lender

By:	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director

UBS Loan Finance LLC, as Lender

By:	/s/ Mary E. Evans
	Name:	Mary E. Evans
	Title:	Associate Director

DBS Bank Ltd., Los Angeles Agency, as Lender

By:	/s/ James McWalters
	Name:	James McWalters
	Title:	General Manager

Riyad Bank, as Lender

By:	/s/ William B. Shepard
	Name:	William B. Shepard
	Title:	General Manager

By:	/s/ Paul N. Travis
	Name:	Paul N. Travis
	Title:	VP & Head of Corporate Finance

SUMITOMO MITSUI BANKING CORPORATION, as Lender

By:	/s/ David W. Kee
	Name:	David W. Kee
	Title:	Joint General Manager

The Northern Trust Company, as Lender

By:	/s/ Michael J. Kingsley
	Name:	Michael J. Kingsley
	Title:	Senior Vice President

SCHEDULE I

Lender	Commitment
JPMorgan Chase Bank, N.A.	$120,000,000.00
Bank of America, N.A.	$120,000,000.00
Citibank, N.A.	$120,000,000.00
The Royal Bank of Scotland plc	$120,000,000.00
Wells Fargo Bank, N.A.	$120,000,000.00
Mizuho Corporate Bank, LTD.	$85,000,000.00
The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch	$85,000,000.00
US National Bank Association	$85,000,000.00
Australia and New Zealand Banking Group Limited	$55,000,000.00
Barclays Bank PLC	$55,000,000.00
Credit Agricole Corporate and Investment Bank	$55,000,000.00
Goldman Sachs Bank USA	$55,000,000.00
Lloyds TSB Bank plc	$55,000,000.00
Morgan Stanley Bank, N.A.	$55,000,000.00
Royal Bank of Canada	$55,000,000.00
State Street Bank and Trust Company	$55,000,000.00
UBS Loan Finance LLC	$55,000,000.00
DBS Bank Ltd., Los Angeles Agency	$37,500,000.00
Riyad Bank Houston Agency	$37,500,000.00
Sumitomo Mitsui Banking Corporation	$37,500,000.00
The Northern Trust Company	$37,500,000.00

TOTAL:	$1,500,000,000.00

SCHEDULE II

PRICING SCHEDULE

The “Eurodollar Margin” and “Facility Fee Rate” for any day are the respective rates per annum set forth below in the applicable row and column corresponding to the Pricing Level that apply on such day:

Pricing	Level I	Level II	Level III	Level IV	Level V
Eurodollar Margin:	68.0 bps	79.5 bps	90.0 bps	112.5 bps	135.0 bps

Facility Fee Rate	7.0 bps	8.0 bps	10.0 bps	12.5 bps	15.0 bps

For purposes of this Schedule, the following terms have the following meanings (subject to the final paragraph of this Schedule):

“Level I Pricing” applies on any day if on such day the Company’s unsecured long-term debt is rated A+ or higher by S&P or A1 or higher by Moody’s.

“Level II Pricing” applies on any day if on such day Level I Pricing does not apply and the Company’s unsecured long-term debt is rated A or higher by S&P or A2 or higher by Moody’s.

“Level III Pricing” applies on any day if on such day none of Level I Pricing or Level II Pricing applies and the Company’s unsecured long-term debt is rated A- or higher by S&P or A3 or higher by Moody’s.

“Level IV Pricing” applies on any day if on such day none of Level I Pricing, Level II Pricing or Level III Pricing applies and the Company’s unsecured long-term debt is rated BBB+ or higher by S&P or Baa1 or higher by Moody’s.

“Level V Pricing” applies on any day if no other Pricing Level applies.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Pricing Level” refers to the determination of which of Level I Pricing, Level II Pricing, Level III Pricing, Level IV Pricing or Level V Pricing applies. Level I Pricing is the lowest Pricing Level and Level V Pricing the highest.

“S&P” means Standard & Poor’s Ratings Services and its successors.

The credit ratings to be utilized for purposes of this Pricing Schedule are those assigned to the senior unsecured long-term debt securities of the Company without third-party credit enhancement, and any rating assigned to any other debt security of the Company shall be disregarded. The credit ratings in effect on any day are those in effect at the close of business on such day. If the Company is split-rated and the ratings differential is one notch, the higher of the two ratings will apply (e.g., A-/Baa1 results in Level III Pricing). If the Company is split-rated and the ratings differential is more than one notch, the average of the two ratings (or the higher of two intermediate ratings) shall be used (e.g., A-/Baa2 results in Level IV Pricing, as does A-/Baa3). If the Company receives notice from a Rating Agency of a change in the rating of its senior unsecured long-term debt, the Company will advise the Administrative Agent.

EXHIBIT A

NOTICE OF COMMITTED BORROWING

Pursuant to the Five-Year Credit Agreement dated as of August 26, 2011 (such agreement, as it may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definition shall have the meanings assigned those terms in the Credit Agreement) among Lockheed Martin Corporation, a Maryland corporation (the “Company”), the lenders listed on the signature pages thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Syndication Agent, Citibank, N.A., The Royal Bank of Scotland plc and Wells Fargo Bank, National Association, as Documentation Agents, and Bank of America, N.A., as Administrative Agent, this notice represents the Company’s request to

☐	borrow on , 20 $ from the Lenders on a pro rata basis as Base Rate Loans.

☐	borrow on , 20 $ from the Lenders on a pro rata basis as Eurodollar Loans. The Interest Period for such Eurodollar Loans is requested to be a [one] [two] [three] [six] [twelve] month period.

The proceeds of such Loans are to be deposited in the Company’s account heretofore designated to the Administrative Agent.

The Company certifies that (i) no Event of Default has occurred and is continuing; (ii) except as otherwise described by the Company in a writing to the Syndication Agent and waived by Required Lenders, the representations of the Company in Article 4 of the Credit Agreement (other than, unless this is the Closing Date, Sections 4.04(c), 4.05, 4.11 and 4.12) are true on and as of the date hereof with the same force and effect as if made on the date hereof.

DATED:	LOCKHEED MARTIN CORPORATION

By:
Title:

A-1

EXHIBIT B

NOTICE OF SWING LINE BORROWING

Date:                 ,

To:	[ATTN: ][1]

Ladies and Gentlemen:

Pursuant to the Five-Year Credit Agreement dated as of August 26, 2011 (such agreement, as it may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definition shall have the meanings assigned those terms in the Credit Agreement) among Lockheed Martin Corporation, a Maryland corporation (the “Company”), the lenders listed on the signature pages thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Syndication Agent, Citibank, N.A., The Royal Bank of Scotland plc and Wells Fargo Bank, National Association, as Documentation Agents, and Bank of America, N.A., as Administrative Agent, this notice represents the Company’s request to

Borrow a Swing Line Loan:

1.	On , 20 (a Business Day).

2.	Borrowing $

The Company certifies that (i) no Event of Default has occurred and is continuing; (ii) except as otherwise described by the Company in a writing to the Syndication Agent and waived by Required Lenders, the representations of the Company in Article 4 of the Credit Agreement (other than, unless this is the Closing Date, Sections 4.04(c), 4.05, 4.11 and 4.12) are true on and as of the date hereof with the same force and effect as if made on the date hereof; (iii) the Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.16(a) of the Credit Agreement.

[1]	Notice to Swing Line Borrowing to be delivered to the Swing Line Lender making the loan and the Administrative Agent.

B-1

DATED:	LOCKHEED MARTIN CORPORATION

By:
Title:

B-2

EXHIBIT C

FORM OF COMPETITIVE BID QUOTE REQUEST

                , 20

Bank of America, N.A.,

as Administrative Agent

[                                         ]

[                                         ]

Attention:

Telecopier No.:              -

Reference is made to the Five-Year Credit Agreement dated as of August 26, 2011 (such agreement, as it may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definition shall have the meanings assigned those terms in the Credit Agreement) among Lockheed Martin Corporation, a Maryland corporation (the “Company”), the lenders listed on the signature pages thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Syndication Agent, Citibank, N.A., The Royal Bank of Scotland plc and Wells Fargo Bank, National Association, as Documentation Agents, and Bank of America, N.A., as Administrative Agent.

This is a Competitive Bid Quote Request for Competitive Bid Loans pursuant to Section 2.03(b) of the Revolving Credit Agreement as follows:

(i) The proposed funding date of the Competitive Bid Loans is                 , 20    .

(ii) The aggregate principal amount of the proposed Competitive Bid Loans is $            .

(iii) The duration of the Interest Period for the Competitive Bid Loans shall be [                    ] [days 2] [months 3].

(iv) The interest payment date[s] applicable to the proposed Competitive Bid Loans shall be                     .

[2]	In the case of a Rate Auction, not less than seven days.
[3]	In the case of a Eurodollar Auction, not less than one month.

C-1

(v) The Competitive Bid Quotes requested should set forth a Competitive Bid [Margin] [Rate].

Very truly yours,

LOCKHEED MARTIN CORPORATION

By:
Title:

C-2

EXHIBIT D

INVITATION FOR COMPETITIVE BID QUOTES

Pursuant to Section 2.03(c) of the Five-Year Credit Agreement dated as of August 26, 2011 (such agreement, as it may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definition shall have the meanings assigned those terms in the Credit Agreement) among Lockheed Martin Corporation, a Maryland corporation (the “Company”), the lenders listed on the signature pages thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Syndication Agent, Citibank, N.A., The Royal Bank of Scotland plc and Wells Fargo Bank, National Association, as Documentation Agents, and Bank of America, N.A., as Administrative Agent, we, as Administrative Agent, are pleased on behalf of the Company to invite you to submit Competitive Bid Quotes to the Company for the following proposed Competitive Bid Loans:

Proposed funding date:

Aggregate Principal Amount	Interest Period	Interest Payment Dates
$
$
$

Such Competitive Bid Quotes should offer a Competitive Bid [Margin] [Rate].

Please respond to this invitation by no later than [10:45 A.M.] [9:15 A.M.] ([New York] time) on [date].

BANK OF AMERICA, N.A.

By:
Authorized Officer

D-1

EXHIBIT E

COMPETITIVE BID QUOTE

Bank of America, N.A.,

as Administrative Agent

[                                         ]

[                                         ]

Attention:

Telecopier No.:              -

Reference is made to the Five-Year Credit Agreement dated as of August 26, 2011 (such agreement, as it may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definition shall have the meanings assigned those terms in the Credit Agreement) among Lockheed Martin Corporation, a Maryland corporation (the “Company”), the lenders listed on the signature pages thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Syndication Agent, Citibank, N.A., The Royal Bank of Scotland plc and Wells Fargo Bank, National Association, as Documentation Agents, and Bank of America, N.A., as Administrative Agent.

In response to the Competitive Bid Quote Request of the Company dated                 , 20     and in accordance with Section 2.03(d) of the Credit Agreement, the undersigned Lender offers to make Competitive Bid Loan(s) thereunder in the following principal amount(s) at the following interest rate(s) for the following Interest Period(s):

Proposed funding date:                 , 20

1)	(a)	Interest Period:

	(b)	Interest Payment Dates:

Competitive Bid
Offer	Principal Amount	Margin	Rate
1
2
3
4
5

2)	(a)	Interest Period:

	(b)	Interest Payment Dates:

E-1

Competitive Bid
Offer	Principal Amount	Margin	Rate
1
2
3
4
5

Subject to Section 2.03(f) of the Credit Agreement, the Company may accept any Competitive Bid Quote in whole or in part and the undersigned is obligated to make any Competitive Bid Loan for which an offer as set forth above is accepted; provided that the aggregate principal amount of each Competitive Bid Loan may not exceed the applicable amount set forth in the related Competitive Bid Quote Request.

[NAME OF BANK]

By:
Title:

Contact Name:

Telephone Number:
Telecopy Number

E-2

EXHIBIT F

NOTICE OF COMPETITIVE BID BORROWING

Pursuant to the Five-Year Credit Agreement dated as of August 26, 2011 (such agreement, as it may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definition shall have the meanings assigned those terms in the Credit Agreement) among Lockheed Martin Corporation, a Maryland corporation (the “Company”), the lenders listed on the signature pages thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Syndication Agent, Citibank, N.A., The Royal Bank of Scotland plc and Wells Fargo Bank, National Association, as Documentation Agents, and Bank of America, N.A., as Administrative Agent, this notice represents the Company’s notice of acceptance of the following offers of Competitive Bid Loans:

(1)	Lender: ;

Interest Period:                     ;

Principal Amount Accepted: $            ;

Competitive Bid [Margin/Rate] Accepted:        .

(2)	Lender: ;

Interest Period:                     ;

Principal Amount Accepted: $            ;

Competitive Bid [Margin/Rate] Accepted:        .

(3)	Lender: ;

Interest Period:                     ;

Principal Amount Accepted: $            ;

Competitive Bid [Margin/Rate] Accepted:        .

The Company certifies that (i) no Event of Default has occurred and is continuing; (ii) except as otherwise described by the Company in a writing to the Syndication Agent and waived by Required Lenders, the representations of the Company in Article 4 of the Credit Agreement (other than, unless this is the Closing Date, Sections 4.04(c), 4.05, 4.11 and 4.12) are true on and as of the date hereof with the same force and effect as if made on the date hereof.

DATED:	LOCKHEED MARTIN CORPORATION

By:
Title:

F-1

EXHIBIT G

NOTICE OF CONVERSION/CONTINUATION

Pursuant to the Five-Year Credit Agreement dated as of August 26, 2011 (such agreement, as it may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definition shall have the meanings assigned those terms in the Credit Agreement) among Lockheed Martin Corporation, a Maryland corporation (the “Company”), the lenders listed on the signature pages thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Syndication Agent, Citibank, N.A., The Royal Bank of Scotland plc and Wells Fargo Bank, National Association, as Documentation Agents, and Bank of America, N.A., as Administrative Agent, this notice represents the Company’s request to

☐	convert $ in principal amount of presently outstanding Base Rate Loans to Eurodollar Loans on , 20 ; the Interest Period for such Eurodollar Loans is requested to be a [one] [two] [three] [six] [twelve] month period].

☐	convert $ in principal amount of presently outstanding Eurodollar Loans with an Interest Period ended on , 20 to Base Rate Loans at the end of such Interest Period[; the Interest Period for such Base Rate Loans is requested to be a [30] [60] [90] [180] day period.

☐	continue as Eurodollar Loans $ in principal amount of presently outstanding Eurodollar Loans with an Interest Period ending on , 20 ; the Interest Period for such Eurodollar Loans commencing on the last day of such Interest Period is requested to be a [one] [two] [three] [six] [twelve] month period.

DATED:	LOCKHEED MARTIN CORPORATION

By:
Title:

G-1

EXHIBIT H-1

FORM OF COMMITTED NOTE

New York, New York

[Date]

For value received, LOCKHEED MARTIN CORPORATION, a Maryland corporation (the “Borrower”), promises to pay to the order of                                         , (the “Lender”), for the account of its Applicable Lending Office, the unpaid principal amount of each Committed Loan made by the Lender to the Borrower pursuant to the Credit Agreement referred to below (i) on the Commitment Termination Date, and (ii) on any date that the aggregate principal amount of all Loans then outstanding exceeds the Total Commitments, but ratably only to the extent of such excess. The Borrower promises to pay interest on the unpaid principal amount of each such Committed Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of [Bank of America, N.A., ABA #111000012, Dallas, Texas, Account #3750836479, Attention: Marc Avery-DeWelt, Reference: Lockheed Martin Corporation].

All Committed Loans made by the Lender, the respective types thereof and all repayments of the principal thereof shall be recorded by the Lender and, if the Lender so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Committed Loan then outstanding may be endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

This note is one of the Committed Notes referred to in the Five-Year Credit Agreement dated as of August 26, 2011 among the Borrower, the banks listed on the signature pages thereof, JPMorgan Chase Bank, N.A., as Syndication Agent, Citibank, N.A., The Royal Bank of Scotland plc and Wells Fargo Bank, National Association, as Documentation Agents, and Bank of America, N.A., as Administrative Agent (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

H-1-1

LOCKHEED MARTIN CORPORATION

By:
Title:

H-1-2

Committed Note (cont’d)

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Type of Loan	Amount of Principal Repaid	Notation made By

H-1-3

EXHIBIT H-2

FORM OF COMPETITIVE BID NOTE

New York, New York

[Date]

For value received, LOCKHEED MARTIN CORPORATION, a Maryland corporation (the “Borrower”), promises to pay to the order of                      (the “Lender”), for the account of its Applicable Lending Office, the unpaid principal amount of each Competitive Bid Loan made by the Lender to the Borrower pursuant to the Credit Agreement referred to below on the last day of the Interest Period applicable to such Competitive Bid. The Borrower promises to pay interest on the unpaid principal amount of each such Competitive Bid Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of [Bank of America, N.A., ABA #111000012, Dallas, Texas, Account #3750836479, Attention: Marc Avery-DeWelt, Reference: Lockheed Martin Corporation.]

All Competitive Bid Loans made by the Lender, the respective types thereof and all repayments of the principal thereof shall be recorded by the Lender and, if the Lender so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Competitive Bid Loan then outstanding may be endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

This note is one of the Competitive Bid Notes referred to in the Five-Year Credit Agreement dated as of August 26, 2011 among the Borrower, the banks listed on the signature pages thereof, JPMorgan Chase Bank, N.A., as Syndication Agent, Citibank, N.A., The Royal Bank of Scotland plc and Wells Fargo Bank, National Association, as Documentation Agents, and Bank of America, N.A., as Administrative Agent (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

H-2-1

LOCKHEED MARTIN CORPORATION

By:
Title:

H-2-2

Competitive Bid Note (cont’d)

COMPETITIVE BID LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Type of Loan	Amount of Principal Repaid	Notation made By

H-2-3

EXHIBIT I

FORM OF COMPLIANCE CERTIFICATE

Bank of America, N.A.,

As Administrative Agent

[address]

Attention:

Re: Compliance Certificate

Ladies and Gentlemen:

Reference is made to the Five-Year Credit Agreement dated as of August 26, 2011 among Lockheed Martin Corporation, a Maryland corporation (the “Company”), the Lenders listed therein (the “Lenders”), JPMorgan Chase Bank, N.A., as Syndication Agent, Citibank, N.A., The Royal Bank of Scotland plc and Wells Fargo Bank, National Association, as Documentation Agents, and Bank of America, N.A., as Administrative Agent, (the “Administrative Agent”) (such agreement, as it may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”; capitalized terms used herein without definition shall have the meanings assigned those terms in the Agreement).

This Certificate is furnished to the Administrative Agent for the benefit of the Lenders pursuant to Section 5.01 of the Agreement.

The undersigned,                     , hereby certifies to the Administrative Agent for the benefit of the Lenders as follows:

1.	Authority. I am the duly elected, qualified and acting of the Company.

2.	This certificate is for the period ended , 20 (the “Certification Date”).

3.	No Default. To my knowledge, no Default has occurred or is continuing as of the date of this certificate, except as set forth below:

4.	Maximum Leverage Ratio Calculation. The financial data and computations supporting the Company’s compliance on and as of the Certification Date with the financial covenant contained in Section 5.09 of the Agreement are set forth below, and such financial data and computations are true, correct, and complete:

(i)	All indebtedness for borrowed money, ESOP guarantees and Capitalized Lease Obligations reported as debt in the consolidated financial statements of the Company and the Consolidated Subsidiaries:

(ii)	All indebtedness for borrowed money and capitalized lease obligations incurred by third parties and guaranteed by the Company or a Consolidated Subsidiary not otherwise reported as debt in the consolidated financial statements of the Company and the Consolidated Subsidiaries:

Note: for purposes of Sections 4(i) and (ii), indebtedness will exclude up to (x) $150,000,000 of Debt of the Consolidated Subsidiaries in the aggregate and (y) $500,000,000 of Debt consisting of guarantees.

A. Debt and Capitalized Lease Obligations ((i) plus (ii)):

B. Stockholders’ Equity as reported by the Company:

Actual leverage (A)/(A+B):

Maximum Allowable Leverage:	%

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the date set forth below.

LOCKHEED MARTIN CORPORATION

Name:
Title:

Dated:                 , 20

EXHIBIT J

ASSIGNMENT AND ASSUMPTION AGREEMENT

AGREEMENT dated as of                 , 20     between [ASSIGNOR] (the “Assignor”) and [ASSIGNEE] (the “Assignee”).

W I T N E S S E T H

WHEREAS, this Assignment and Assumption Agreement (the “Assignment”) relates to the Five-Year Credit Agreement dated as of August 26, 2011 among Lockheed Martin Corporation (the “Company”), the Assignor and the other Lenders party thereto, as Lenders, JPMorgan Chase Bank, N.A., as Syndication Agent, Citibank, N.A., The Royal Bank of Scotland plc and Wells Fargo Bank, National Association, as Documentation Agents, and Bank of America, N.A., as Administrative Agent (the “Credit Agreement”);

WHEREAS, as provided under the Credit Agreement, the Assignor has a Commitment to make Loans to the Company in an aggregate principal amount at any time outstanding not to exceed $            ;

WHEREAS, [Committed] Loans made to the Company by the Assignor under the Credit Agreement in the aggregate principal amount of $             are outstanding at the date hereof;

WHEREAS, the Assignor has Letter of Credit Liabilities in an aggregate amount of $             under the Credit Agreement at the date hereof; and

WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Credit Agreement in respect of a portion of its Commitment thereunder in an amount equal to $             (the “Assigned Amount”), together with a corresponding portion of each of its outstanding [Committed] Loans and Letter of Credit Liabilities, and the Assignee proposes to accept such assignment and assume the corresponding obligations of the Assignor under the Credit Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1. Definitions. All capitalized terms not otherwise defined herein have the respective meanings set forth in the Credit Agreement.

SECTION 2. Assignment. The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor under the Credit Agreement to the extent of the Assigned Amount and a corresponding portion of each of its outstanding [Committed] Loans and of its Letter of Credit Liabilities, and the

Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Credit Agreement to the extent of the Assigned Amount. Upon the execution and delivery hereof by the Assignor and the Assignee [and the execution of the consent attached hereto by the Company, each Issuing Lender, and the Administrative Agent] 4 and the payment of the amounts specified in Section 3 required to be paid on the date hereof, (i) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Lender under the Credit Agreement with a Commitment in an amount equal to the Assigned Amount and acquire the rights and obligations of the Assignor with respect to a corresponding portion of each of its outstanding [Committed] Loans and of its Letter of Credit Liabilities and (ii) the Commitment of the Assignor shall, as of the date hereof, be reduced by the Assigned Amount, and the Assignor shall be released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee. The assignment provided for herein shall be without recourse to the Assignor.

SECTION 3. Payments. As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof in Federal funds the amount heretofore agreed between them.5 Fees accrued before the date hereof with respect to amounts assigned to the Assignee hereunder are for the account of the Assignor and such fees accruing on and after the date hereof with respect to such amounts are for the account of the Assignee. Each of the Assignor and the Assignee agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and promptly pay the same to such other party.

[SECTION 4. Consent of the Company, the Administrative Agent and each Issuing Lender. This Agreement is conditioned upon the consent of the Company, the Administrative Agent and each Issuing Lender pursuant to Section 9.08(b) of the Credit Agreement. 6]

SECTION 6. No Reliance on Assignor. The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition or statements of the Company,

[4]	Delete if consent is not required.
[5]	Amount should combine principal together with accrued interest and breakage compensation, if any, to be paid by the Assignee, net of any portion of any upfront fee to be paid by the Assignor to the Assignee. It may be preferable in an appropriate case to specify these amounts generally or by formula rather than as a fixed sum.
[6]	Delete if consent is not required.

or the validity and enforceability of the obligations under the Credit Agreement or any Note. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Company.

SECTION 7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 8. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

The undersigned consent to the foregoing assignment.

LOCKHEED MARTIN CORPORATION

By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent and as Issuing Lender

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Issuing Lender

By:
Name:
Title:

[OTHER ISSUING LENDERS]

EXHIBIT K

DESIGNATION AGREEMENT

dated as of                  ,

Reference is made to the Five-Year Credit Agreement dated as of August 26, 2011 (such agreement, as it may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definition shall have the meanings assigned those terms in the Credit Agreement) among Lockheed Martin Corporation, a Maryland corporation (the “Company”), the lenders listed on the signature pages thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Syndication Agent, Citibank, N.A., The Royal Bank of Scotland plc and Wells Fargo Bank, National Association, as Documentation Agents, and Bank of America, N.A., as Administrative Agent. Terms defined in the Credit Agreement are used herein with the same meaning.

                                          (the “Designator”) and                                          (the “Designee”) agree as follows:

1. The Designator designates the Designee as its Designated Lender under the Credit Agreement and the Designee accepts such designation.

2. The Designator makes no representations or warranties and assumes no responsibility with respect to the financial condition of the Company or the performance or observance by the Company of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

3. The Designee (i) confirms that it is an Approved Fund; (ii) appoints and authorizes the Designator as its administrative agent and attorney in fact and grants the Designator an irrevocable power of attorney to receive payments made for the benefit of the Designee under the Credit Agreement and to deliver and receive all communications and notices under the Credit Agreement, if any, that the Designee is obligated to deliver or has the right to receive thereunder; (iii) acknowledges that the Designator retains the sole right and responsibility to vote under the Credit Agreement, including, without limitation, the right to approve any amendment or waiver of any provision of the Credit Agreement; and (iv) agrees that the Designee shall be bound by all such votes, approvals, amendments and waivers and all other agreements of the Designator pursuant to or in connection with the Credit Agreement.

4. The Designee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements referred to in Article 4 or delivered pursuant to Article 4 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Designation Agreement and (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Designator or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action it may be permitted to take under the Credit Agreement.

5. Following the execution of this Designation Agreement by the Designator and the Designee and the consent hereto by the Company, it will be delivered to the Administrative Agent for its consent. This Designation Agreement shall become effective when the Administrative Agent consents hereto or on any later date specified on the signature page hereof.

6. Upon the effectiveness hereof, the Designee shall have the right to make Loans or portions thereof as a Lender pursuant to Section 2.01 or 2.03 of the Credit Agreement and the rights of a Lender related thereto. The making of any such Loans or portions thereof by the Designee shall satisfy the obligations of the Designator under the Credit Agreement to the same extent, and as if, such Loans or portions thereof were made by the Designator.

7. This Designation Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties have caused this Designation Agreement to be executed by their respective officers hereunto duly authorized, as of the date first above written.

Effective Date:                 ,

[NAME OF DESIGNATOR]

By:
Name:
Title:

[NAME OF DESIGNEE]

By:
Name:
Title:

The undersigned consent to the foregoing designation.

LOCKHEED MARTIN CORPORATION

By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT L

FORM OF EXTENSION AGREEMENT

Bank of America, N.A.,

as Administrative Agent

under the Five-Year Credit Agreement

referred to below

Ladies and Gentlemen:

The undersigned hereby agrees to extend, effective [Extension Date], the Commitment Termination Date under the Five-Year Credit Agreement dated as of August 26, 2011 (as amended from time to time, the “Five-Year Credit Agreement”) among Lockheed Martin Corporation, the Lenders party thereto and Bank of America, N.A., as Administrative Agent, for one year to [date to which the Commitment Termination Date is extended]. Terms defined in the Five-Year Credit Agreement are used herein with the same meaning.

This Extension Agreement shall be construed in accordance with and governed by the law of the State of New York.

[LENDERS]

By:
Name:
Title:

Agreed and accepted:

LOCKHEED MARTIN CORPORATION

By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

L-1